As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-186354

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer Prosperity Bancshares, Inc. Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Luedke IV Shanna Kuzdzal Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-1336 (713) 221-3256 (Fax)	Charlotte M. Rasche Senior Executive Vice President and General Counsel 80 Sugar Creek Center Blvd. Sugar Land, Texas 77478 (281) 269-7205 (281) 269-7222 (Fax)	Chet Fenimore Lowell Harrison Fenimore, Kay, Harrison & Ford, LLP 111 Congress Avenue, Suite 820 Austin, Texas 78701 (512) 583-5900 (512) 583-5940 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2013

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of Coppermark Bancshares, Inc. to be held on March 22, 2013 at 10:30 a.m. at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112. At this important special meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of Coppermark with and into Prosperity Bancshares, Inc. You may also be asked to adjourn or postpone the meeting to a later date or dates, if the board of directors of Coppermark determines it is necessary.

If you are a party to the Third Amended Control Stockholders Agreement by and between Coppermark and certain of its shareholders, dated as of December 21, 2011 (referred to herein as the shareholders’ agreement), then you are also cordially invited to attend a voting meeting immediately prior to the special meeting to provide direction as to how to vote your shares of Coppermark common stock subject to the shareholders’ agreement at the special meeting and to consider and vote on the termination of the shareholders’ agreement to take effect immediately prior to the merger. You may also be asked to adjourn or postpone the voting meeting to a later date or dates, if determined to be necessary.

If the merger is completed, all outstanding shares of Coppermark common stock will be converted into an aggregate of 3,258,845 shares of Prosperity common stock and $60.0 million in cash, subject to adjustment under certain circumstances, as set forth in the reorganization agreement. Based on 5,801,140 shares of Coppermark common stock outstanding as of February 13, 2013, holders of Coppermark common stock will receive 0.5618 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $10.34 in cash, subject to possible adjustment, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately 94.59% of the combined company and shareholders of Coppermark will own approximately 5.41% of the combined company. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB.” Based on the closing price of Prosperity common stock on February 13, 2013 of $46.30, shareholders of Coppermark would receive merger consideration with a value of approximately $36.35 for each share of Coppermark common stock they own.

If You Are Not a Party to the Coppermark Shareholders’ Agreement

You are being asked to consider and vote to approve the reorganization agreement and to adjourn or postpone the special meeting if necessary. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Coppermark. If you sign, date and mail your proxy card, as applicable, without indicating how you want to vote, your proxy will be counted as a vote FOR the proposals to be considered at the special meeting. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the proposal to approve the reorganization agreement.

If You Are a Party to the Coppermark Shareholders’ Agreement

You are being asked to consider and vote to approve the reorganization agreement and to adjourn or postpone the voting meeting or special meeting if necessary. Since you are a party to the shareholders’ agreement, you do this by providing direction on the enclosed blue proxy card by completing it and returning it in the self-addressed envelope so that your shares may be considered in determining how the shares subject to the shareholders’ agreement will be voted at the special meeting. You are also being asked to vote your shares for the termination of the shareholders’ agreement to take effect immediately prior to the merger by means of voting FOR Item 3 on the blue proxy card.

All of the shares subject to the shareholders’ agreement will be voted at the special meeting FOR or AGAINST the proposals in accordance with whether the proposals considered at the voting meeting are approved or not. As of the record date, there were 3,227,580 shares of Coppermark common stock subject to the shareholders’ agreement, representing approximately 55.64% of the outstanding shares of Coppermark common stock. In order for the shares of Coppermark common stock subject to the shareholders’ agreement to be voted FOR approval of the reorganization agreement at the special meeting of shareholders and FOR approval of the termination of the shareholders’ agreement, at least seventy percent (70%) (or 2,259,306 shares) of the shares subject to the shareholders’ agreement must be voted FOR such proposal. Whether or not you plan to attend the voting meeting, please take the time to vote by completing and mailing the enclosed blue proxy card to Coppermark.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of a majority of the outstanding shares of Coppermark common stock approve the reorganization agreement. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

This document contains a more complete description of the special meeting and voting meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission, or SEC.

Russell E. Swarts
Chairman
Coppermark Bancshares, Inc.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 25.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated February 14, 2013

and first mailed to shareholders of Coppermark on or about February 19, 2013

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 91 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Senior Executive Vice President and General Counsel

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of Coppermark, you must request the information by March 15, 2013.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of February 14, 2013. There may be changes in the affairs of Coppermark or Prosperity since that date, which are not reflected in this document.

Coppermark Bancshares, Inc.

3333 Northwest Expressway

Oklahoma City, Oklahoma 73112

(405) 945-8100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

The special meeting of shareholders of Coppermark Bancshares, Inc. will be held on March 22, 2013 at 10:30 a.m., local time, at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of December 10, 2012, by and between Prosperity Bancshares, Inc. and Coppermark Bancshares, Inc. pursuant to which Coppermark will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To adjourn or postpone the meeting to a later date or dates, if the board of directors of Coppermark determines it is necessary; and

3.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on February 13, 2013 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. The meeting may be adjourned or postponed from time to time upon approval of Coppermark’s shareholders without any notice other than by announcement at the meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed meeting.

Shareholders of Coppermark who are not parties to the shareholders’ agreement have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Coppermark common stock under applicable provisions of the Oklahoma General Corporation Act. In order for such a shareholder of Coppermark to perfect his right to dissent, the shareholder must deliver to Coppermark a written demand for appraisal of such shareholder’s shares prior to the special meeting, must not vote in favor of the reorganization agreement at the special meeting and must continue to hold shares of Coppermark common stock through the effective time of the merger. A copy of the applicable statutory provisions of the Oklahoma General Corporation Act is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Coppermark Shareholders.”

By Order of the Board of Directors,

Russell E. Swarts Chairman

Oklahoma City, Oklahoma

February 14, 2013

The board of directors of Coppermark unanimously recommends that you vote FOR the approval of the reorganization agreement and the adjournment or postponement of the meeting, if necessary.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. If you are not a party to the shareholders’ agreement, you may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card, as long as you are not a party to the shareholders’ agreement.

Coppermark Bancshares, Inc.

3333 Northwest Expressway

Oklahoma City, Oklahoma 73112

(405) 945-8100

NOTICE OF VOTING MEETING OF SHAREHOLDERS

SUBJECT TO THE THIRD AMENDED CONTROL STOCKHOLDERS AGREEMENT

BY AND BETWEEN

COPPERMARK BANCSHARES, INC. AND CERTAIN OF ITS SHAREHOLDERS,

DATED AS OF DECEMBER 21, 2011

A voting meeting of shareholders of Coppermark Bancshares, Inc. who are parties to the shareholders’ agreement will be held on March 22, 2013 at 10:00 a.m., local time, at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112, to provide direction as to how to vote your shares of Coppermark common stock subject to the shareholders’ agreement at the special meeting of shareholders of Coppermark upon Items 1, 2 (as it relates to the special meeting) and 4 below and for the purpose of Items 2 (as it relates to the voting meeting) and 3 below:

1.	To approve the Agreement and Plan of Reorganization, dated as of December 10, 2012, by and between Prosperity Bancshares, Inc. and Coppermark Bancshares, Inc. pursuant to which Coppermark will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

2.	To adjourn or postpone the voting meeting or the special meeting to a later date or dates, if determined to be necessary;

3.	To terminate the shareholders’ agreement immediately before the merger is effective; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record whose shares are subject to the shareholders’ agreement on the meeting date will be entitled to vote at the voting meeting and any adjournments or postponements thereof. The voting meeting may be adjourned or postponed from time to time upon approval of the shareholders whose shares are subject to the shareholders’ agreement without any notice other than by announcement at the voting meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed voting meeting.

Russell E. Swarts
Chairman Coppermark Bancshares, Inc.

Oklahoma City, Oklahoma

February 14, 2013

The board of directors of Coppermark unanimously recommend that you vote FOR the approval of the reorganization agreement, the adjournment or postponement of the meeting, if necessary, and termination of the shareholders’ agreement.

Your Vote is Very Important

A blue proxy card is enclosed. Whether or not you plan to attend the voting meeting, please complete, sign and date the blue proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised at the voting meeting. If you attend the voting meeting, you may vote in person if you wish, even if you have previously returned your blue proxy card.

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL MEETING

AND THE VOTING MEETING

Q:	What are Coppermark shareholders being asked to vote upon?

A:	The shareholders of Coppermark are being asked to consider and vote on the following two matters:

•	to approve the reorganization agreement and the transactions contemplated thereby including, among other things, the merger of Coppermark with and into Prosperity; and

•	to adjourn or postpone the special meeting to a later date or dates, if the board of directors of Coppermark determines it is necessary.

Coppermark’s shareholders will also transact such other business that may properly come before the special meeting. As of the date of this proxy statement/prospectus, Coppermark’s board of directors is not aware of any matters, other than those stated above, that may be brought before the special meeting.

Q:	What are Coppermark shareholders whose shares are subject to the shareholders’ agreement being asked to vote upon?

A:	The shareholders of Coppermark whose shares are subject to the Third Amended Control Stockholders Agreement by and between Coppermark and certain of its shareholders, dated as of December 21, 2011, which is sometimes referred to herein as the shareholders’ agreement and attached to the proxy statement/prospectus as Appendix D, are being asked to consider and vote on the following three matters:

•	to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of Coppermark with and into Prosperity;

•	to adjourn or postpone the special meeting or the voting meeting to a later date or dates, if determined to be necessary; and

•	to terminate the shareholders’ agreement immediately before the merger is effective.

At the special meeting of shareholders that will follow the voting meeting, all of the shares subject to the shareholders’ agreement will be voted for each item according to the outcome of the votes concerning that item at the voting meeting. Coppermark’s shareholders whose shares are subject to the shareholders’ agreement will also transact such other business that may properly come before the voting meeting. As of the date of this proxy statement/prospectus, the board of directors of Coppermark is not aware of any matters, other than those stated above, that may be brought before the voting meeting.

Q:	What will happen in the merger?

A:	In the merger, Coppermark will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, Coppermark’s subsidiary, Coppermark Bank, will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will Coppermark shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of Coppermark and the merger is subsequently completed, all outstanding shares of Coppermark common stock will be converted into an aggregate of 3,258,845 shares of Prosperity common stock and $60.0 million in cash, subject to adjustment, under certain circumstances as set forth in the reorganization agreement. Based on 5,801,140 shares of Coppermark common stock outstanding as of February 13, 2013, holders of Coppermark common stock will receive 0.5618 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $10.34 in cash, all subject to adjustment, for each share they own.

The merger consideration is subject to adjustment based on the ten (10) trading day average closing price of the Prosperity common stock in the manner and under the circumstances set forth in the reorganization agreement. The merger consideration is also subject to decrease in the event Coppermark Bank’s equity capital on the closing date of the merger is less than $122,577,000 in the manner and under the circumstances set forth in the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the late first quarter or early second quarter of 2013, although delays could occur.

Q:	When and where will Coppermark special shareholders’ meeting be held?

A:	The Coppermark special meeting is scheduled to take place at 10:30 a.m., local time, on Friday, March 22, 2013 at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112.

Q:	When and where will the voting meeting be held for Coppermark shareholders who hold shares subject to the shareholders’ agreement?

A:	The voting meeting is scheduled to take place thirty minutes before the special meeting at 10:00 a.m., local time, on Friday, March 22, 2013 at the same location, the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112.

Q:	What are my choices when voting?

A:	With respect to each of the proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal.

Q:	What vote is required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by Coppermark shareholders requires the affirmative vote of the holders of a majority of the shares of Coppermark common stock outstanding on February 13, 2013.

Q:	What votes are required for the shares subject to the shareholders’ agreement to be voted for approval of the reorganization agreement at the special meeting and termination of the shareholders’ agreement?

A:	At least seventy percent (70%) of the shares subject to the shareholders’ agreement must be voted for approval of the reorganization agreement at the voting meeting for the shares subject to the shareholders’ agreement to be voted for approval of the reorganization agreement at the special meeting. Based on 3,227,580 shares of Coppermark common stock subject to the shareholders’ agreement as of the record date, which is approximately 55.64% of the outstanding shares of the common stock entitled to vote at the special meeting, the voting results at the voting meeting will determine the voting results at the special meeting. In addition, the termination of the shareholders’ agreement requires the affirmative vote of the holders of at least seventy percent (70%) of the shares subject to the shareholders’ agreement on the meeting date.

Q:	What votes are required to adjourn or postpone the special meeting?

A:	To adjourn or postpone the special meeting, the affirmative vote of a majority of the shares of Coppermark common stock cast at the meeting is required.

Q:	What votes are required to adjourn or postpone the voting meeting?

A:	To adjourn or postpone the voting meeting, the affirmative vote of a majority of the shares of Coppermark common stock subject to the shareholders’ agreement and cast at the voting meeting is required.

Q:	How does the board of directors of Coppermark recommend that I vote at the special meeting?

A:	The board of directors of Coppermark unanimously recommends that the shareholders vote their shares as follows:

Item 1—FOR the approval of the reorganization agreement; and

Item 2—FOR the authority to adjourn or postpone the special meeting.

Q:	How does the board of directors of Coppermark recommend that I vote at the voting meeting?

A:	The board of directors of Coppermark unanimously recommends that the shareholders subject to the shareholders’ agreement vote as follows:

Item 1—FOR the approval of the reorganization agreement;

Item 2—FOR the authority to adjourn or postpone the voting meeting or the special meeting; and

Item 3—FOR termination of the shareholders’ agreement immediately before the merger is effective.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Coppermark common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/ prospectus, simply indicate on the proxy card applicable to your Coppermark common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of Coppermark common stock may be represented at the special meeting or the voting meeting.

Q:	What happens if I don’t return a proxy card for the special meeting?

A:	Because approval of the reorganization agreement requires the affirmative approval of at least a majority of the outstanding shares of Coppermark common stock, the failure to return your proxy card will have the same effect as a vote against the proposal, unless you attend the special meeting in person and vote for approval of the proposal.

Q:	What happens if I don’t return a voting meeting proxy card for the voting meeting?

A:	Because approval of the reorganization agreement and the proposal to terminate the shareholders’ agreement each requires the affirmative approval of at least seventy percent (70%) of the outstanding shares of Coppermark common stock subject to the shareholders’ agreement, the failure to return your voting meeting proxy card will have the same effect as a vote against those proposals at the voting meeting, unless you attend the voting meeting in person and vote for approval of that proposal.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your voting meeting proxy card or proxy card, you may vote your shares in person by (1) attending the voting meeting and voting your shares in person if your shares are subject to the shareholders’ agreement, or (2) attending the special meeting and voting your shares in person if your shares are not subject to the shareholders’ agreement.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes, if your shares are not subject to the shareholders’ agreement, you may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card. Similarly, if your shares are subject to the shareholders’ agreement, you may change your vote at any time before your proxy is voted at the voting meeting by attending the voting meeting and voting your shares in person or by submitting a new voting meeting proxy card. However, if your shares are subject to the shareholders’ agreement, they may be voted by you only at the voting meeting, and you may not change how your shares are voted by attending and voting your shares at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement and proposal to adjourn or postpone the meeting, as well as the proposal to terminate the shareholders’ agreement if your shares are subject to the shareholders’ agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	If your shares are not subject to the shareholders’ agreement, you have the right to vote against approval of the reorganization agreement at the special meeting, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Coppermark Shareholders” beginning on page 69. The appraised fair value of your shares of Coppermark common stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger.

If your shares are subject to the shareholders’ agreement and holders of at least seventy percent (70%) of the shares subject to the shareholders’ agreement vote their shares in favor of the reorganization agreement at the voting meeting, you will not have the right to vote against approval of the reorganization agreement and dissent from the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Coppermark stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, the voting meeting or the shareholders’ agreement, you should contact Thomas Legan, Coppermark Bancshares, Inc., 3333 Northwest Expressway, Oklahoma City, Oklahoma 73112, telephone (405) 951-9034.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the items for consideration at the special meeting and the voting meeting. For more information about Prosperity, see “Where You Can Find More Information” on page 91. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity	Bank Plaza
4295	San Felipe
Houston,	Texas 77027
(713)	693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the BHC Act). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of two hundred thirteen (213) full-service banking centers, with fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-five (35) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area. As of September 30, 2012, on a consolidated basis, Prosperity had total assets of $13.7 billion, total loans of $5.1 billion, total deposits of $11.0 billion and shareholders’ equity of $2.0 billion.

Coppermark Bancshares, Inc.

3333	Northwest Expressway
Oklahoma	City, Oklahoma 73112
(405)	945-8100

Coppermark Bancshares, Inc., an Oklahoma corporation, is a bank holding company registered under the BHC Act and the holding company for Coppermark Bank. Coppermark Bank, or CMB, currently has twelve (12) banking locations, six (6) full-service and three (3) limited-service locations in Oklahoma City, Oklahoma and surrounding areas and three (3) full-service locations in the Dallas, Texas area. As of September 30, 2012, on a consolidated basis, Coppermark had total assets of $1.3 billion, total deposits of $1.2 billion, total loans of $871.9 million and shareholders’ equity of $122.4 million.

Proposed Merger of Coppermark into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby Coppermark will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, CMB will merge into Prosperity Bank and all existing locations of CMB will become banking centers of Prosperity Bank. We expect to complete the merger during the late first quarter or early second quarter of 2013, although delays could occur.

Terms of the Merger of Coppermark into Prosperity (page 40)

Pursuant to the terms of the reorganization agreement, all outstanding shares of Coppermark common stock will be converted into an aggregate of 3,258,845 shares of Prosperity common stock and $60.0 million in cash, subject to adjustment. More specifically, if the average closing price of Prosperity’s common stock for the 10 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to herein as the average closing price, exceeds $49.40, the exchange ratio and/or the per share cash consideration will be decreased so that, as a result of such adjustment, the aggregate value of the merger consideration, based on the average closing price, equals no more than $220,987,000. In addition, if the average closing price of Prosperity’s common stock falls below $36.52 and Prosperity’s common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent (15%) during that same measurement period, Prosperity may increase the exchange ratio and/or the per share cash consideration so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $179,013,000. The merger consideration is also subject to decrease in the event that Coppermark’s equity capital on the closing date of the merger is less than $122,577,000, in the manner and under the circumstances set forth in the reorganization agreement.

The market price of Prosperity common stock will fluctuate from the date of this proxy statement/ prospectus to the date of completion of the merger, and these fluctuations could result in an adjustment to the exchange ratio and/or the cash consideration. Because of the possibility of an adjustment to the exchange ratio and/or the cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash, you will receive in connection with the merger when you vote on the reorganization agreement.

Material U.S. Federal Income Tax Consequences (page 64)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code. As a result of receiving Prosperity common stock and cash in exchange for Coppermark common stock, in general, shareholders of Coppermark will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in the Coppermark common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of Coppermark. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of Coppermark (page 46)

Commerce Street Capital, LLC has delivered a written opinion to the board of directors of Coppermark that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of Coppermark common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Commerce Street is not a recommendation to any Coppermark shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Commerce Street in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 86)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the fourth quarter of 2012, Prosperity paid a cash dividend of $0.215 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue up to 3,258,845 shares of its common stock to Coppermark shareholders in connection with the merger. Based on 56,997,694 shares of Prosperity common stock outstanding as of February 13, 2013, after the merger, the former Coppermark shareholders would own approximately 5.41% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 86)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On December 7, 2012, the last trading day before the merger was announced, Prosperity common stock closed at $41.23 per share. On February 13, 2013, Prosperity common stock closed at $46.30 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of Coppermark are not traded on any established public trading market.

The Coppermark Special Meeting (page 38)

The special meeting of shareholders of Coppermark will be held on March 22, 2013, at 10:30 a.m., local time, at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112. At the special meeting, you will be asked to consider and vote on the following:

•	to approve the reorganization agreement that provides for the merger of Coppermark with and into Prosperity;

•	to adjourn or postpone the special meeting to a later date or dates, if the board of directors of Coppermark determines it is necessary; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Voting Meeting of Shareholders Subject to the Shareholders’ Agreement (page 38)

The voting meeting of the shareholders subject to the shareholders’ agreement will be held on March 22, 2013, at 10:00 a.m., local time (thirty minutes before the special meeting), at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112 (the same location as the special meeting) to provide direction as to how the Coppermark common stock subject to the shareholders’ agreement should be voted at the special meeting. At the voting meeting, these shareholders will be asked to consider and vote on the following:

•	to approve the reorganization agreement that provides for the merger of Coppermark with and into Prosperity;

•	to adjourn or postpone the voting meeting or the special meeting to a later date or dates, if determined to be necessary;

•	to terminate the shareholders’ agreement immediately before the merger is effective; and

•	to act on any other matters that may be properly submitted to a vote at the voting meeting.

Record Date Set at February 13, 2013; Majority Shareholder Vote Required to Approve the Reorganization Agreement (page 39)

You may vote at the special meeting of Coppermark shareholders or the voting meeting, as applicable, if you owned Coppermark common stock at the close of business on February 13, 2013 and on the date of the voting meeting, respectively. You can cast one vote for each share of Coppermark common stock you owned at that time. As of February 13, 2013, there were 5,801,140 shares of Coppermark common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Coppermark common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement. The affirmative vote of a majority of the shares of Coppermark common stock cast at the meeting is required to approve the postponement or adjournment of the meeting.

If your shares are not subject to the shareholders’ agreement, you may vote your shares of Coppermark common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of Coppermark, or by voting in person at the special meeting.

Voting of Shares Subject to the Shareholders’ Agreement (page 38)

You may vote at the voting meeting of Coppermark shareholders subject to the shareholders’ agreement if you owned Coppermark common stock subject to the shareholders’ agreement on the date of the voting meeting. You can cast one vote for each share of Coppermark common stock you owned at that time that was subject to the shareholders’ agreement. The list of shareholders and number of shares shown in the shareholders’ agreement attached as Appendix D was as of December 21, 2011 and does not reflect any transfers of Coppermark stock subject to the shareholders’ agreement made after such date. As such, you should not rely on such information. As of February 13, 2013, there were 3,227,580 shares of Coppermark common stock subject to that agreement, which represents 55.64% of the total outstanding shares of Coppermark common stock.

All of the shares subject to the shareholders’ agreement will be voted at the special meeting FOR or AGAINST each proposal according to the result of the vote at the voting meeting pursuant to the terms of the shareholders’ agreement attached to this proxy statement/prospectus as Appendix D. Pursuant to the terms of the shareholders’ agreement, at least seventy percent (70%) of the shares subject to the shareholders’ agreement must be voted for approval of the reorganization agreement and to terminate the shareholders’ agreement at the voting meeting in order for any of the shares of Coppermark common stock subject to the shareholders’ agreement to be voted in favor of such proposal at the special meeting or for the shareholders’ agreement to be terminated, as applicable. The proposal to adjourn or postpone the voting meeting or the special meeting requires the affirmative approval of at least a majority (or 1,613,790 shares) of the outstanding shares of Coppermark common stock subject to the shareholders’ agreement and cast at the voting meeting.

If at least seventy percent (70%) of the shares subject to the shareholders’ agreement are voted in favor of approval of the reorganization agreement at the voting meeting, all of the shares subject to the shareholders’ agreement will be voted in favor of approval of the reorganization agreement at the special meeting. If you fail to vote at the voting meeting, it will have the effect at the voting meeting of a vote against the reorganization agreement. Because of the number of shares of Coppermark common stock subject to the shareholders’ agreement, the voting results at the voting meeting will determine the voting results at the special meeting.

If at least a majority of the shares subject to the shareholders’ agreement cast at the voting meeting are voted in favor of adjourning or postponing the voting meeting or the special meeting, then the voting meeting may be postponed or adjourned and all of the shares subject to the shareholders’ agreement may be voted in favor of postponing or adjourning the special meeting. If you fail to vote at the voting meeting, it will not have the effect at the voting meeting of a vote against postponing or adjourning these meetings.

If at least seventy percent (70%) of the shares subject to the shareholders’ agreement are voted in favor of termination of the shareholders’ agreement, then the shareholders’ agreement will terminate immediately before the merger is effective. If you fail to vote at the voting meeting, it will have the effect of a vote against termination of the shareholders’ agreement.

You may vote your shares of Coppermark common stock subject to the shareholders’ agreement by attending the voting meeting and voting in person or by completing and mailing the enclosed voting meeting proxy card. If you are the record holder of your shares, you can revoke your voting meeting proxy at any time before the vote is taken at the voting meeting by sending a written notice revoking the proxy or a later-dated proxy to Coppermark, or by voting in person at the voting meeting.

Coppermark’s Reasons for the Merger and Recommendations of Coppermark’s Board (page 44)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the board of directors of Coppermark believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the Coppermark’s board of directors in approving the reorganization agreement, see page 44.

Members of Coppermark’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 39; Exhibit A to Appendix A)

The directors and executive officers of Coppermark and CMB and holders of 10% or more of the outstanding Coppermark common stock have entered into an agreement to vote the shares of Coppermark common stock they control in favor of approval of the reorganization agreement. As of the record date, 2,644,135 shares of Coppermark common stock, or approximately 45.58% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement. Of these shares, 2,243,622 are subject to the shareholders’ agreement and are eligible to vote at the voting meeting.

Effective Time of the Merger (page 54)

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Texas Secretary of State and the certificate of merger and consolidation to be filed with the Oklahoma Secretary of State. If Coppermark shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the late first quarter or early second quarter of 2013, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Treatment of Coppermark Options (page 54)

Pursuant to the terms of the Coppermark Bancshares, Inc. Stock Option Plan and each underlying option agreement, each option to acquire Coppermark common stock will become exercisable upon the approval of the reorganization agreement by Coppermark’s shareholders at the special meeting. The board of directors of Coppermark will set a date prior to which all options may be exercised by the payment of cash by the holder of such option. After such date, all unexercised options will terminate.

Exchange of Coppermark Stock Certificates (page 53)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of Coppermark common stock in exchange for stock certificates representing shares of Prosperity common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Coppermark common stock. Please do not send Coppermark or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 57)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the shareholders of Coppermark;

•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are reasonably unacceptable to Prosperity;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of Coppermark with the SEC;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of Coppermark on the New York Stock Exchange;

•	confirmation by Prosperity that Coppermark’s allowance for loan losses, as of the closing date, is equal to at least 1.31% of its total loans;

•

execution of a voting agreement and irrevocable proxy by each of the directors and certain officers of Coppermark and CMB and each holder of ten percent (10%) or more of the issued and outstanding common stock of Coppermark;

•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;

•	confirmation that Prosperity and/or Prosperity Bank will have received all consents and approvals necessary to operate Coppermark’s credit card business upon completion of the merger;

•	Coppermark’s delivery of an executed release from each holder of outstanding and unexercised stock options to acquire shares of Coppermark common stock;

•

termination of Coppermark’s line of credit and related pledge agreement with F&M Bank, Tulsa, Oklahoma and ownership by Coppermark of CMB’s capital stock free and clear of any liens, claims, security interests or encumbrances of any kind; and

•	receipt of opinions of counsel to each of Coppermark and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Additionally, the completion of the merger depends on the execution of the following agreements, all of which have been executed, but will not become effective until the effective time of the merger:

•	execution of employment agreements by certain executive officers of Coppermark with Prosperity Bank;

•	execution of non-competition or employment agreements by certain officers of Coppermark and/or CMB with Prosperity Bank;

•	execution of non-competition agreements by each of the directors of Coppermark and CMB who does not deliver an employment agreement; and

•

execution of release agreements by each of the directors and officers (with a title of Senior Vice President or above or who executed a non-competition or employment agreement) of Coppermark and CMB releasing Coppermark and CMB and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions.

Any condition to the completion of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 69)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (Federal Reserve) or such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted for filing.

In addition, the merger of CMB with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On January 7, 2013, Prosperity Bank and CMB filed applications with the FDIC and the TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Coppermark and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Amendments or Waiver (page 62)

Prosperity and Coppermark may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of Coppermark pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval of the Coppermark shareholders.

Termination of the Reorganization Agreement (page 62)

Prosperity and Coppermark can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or Coppermark may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by June 8, 2013 (unless one or more of the regulatory approvals has not been received on or before June 8, 2013, in which case this deadline will be extended to July 8, 2013) or such later date approved in writing by the boards of directors of Prosperity and Coppermark, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	Coppermark shareholders fail to approve the reorganization agreement.

Coppermark may terminate the reorganization agreement, without the consent of Prosperity, if:

•

(1) the average closing price for the Prosperity common stock is less than $36.52 per share and (2) the Prosperity common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent (15%) during the same measurement period; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by Coppermark of this termination right by increasing the exchange ratio and/or the per share cash consideration so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $179,013,000; or

•

the board of directors of Coppermark receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of Coppermark, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of Coppermark, CMB, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity also has the right to terminate the reorganization agreement on or prior to March 10, 2013, if the results of any environmental inspections or surveys of Coppermark properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on Coppermark.

Termination Fee (page 63)

If the reorganization agreement is terminated by:

•	Prosperity because Coppermark’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because Coppermark’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to Coppermark’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because Coppermark breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

•

Coppermark because Coppermark’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then Coppermark will be required to pay Prosperity a termination fee of $8.5 million.

If either Prosperity or Coppermark terminates the reorganization agreement after June 8, 2013 (or July 8, 2013, if regulatory approval has not been obtained by June 8, 2013) and Coppermark’s shareholders have not approved the reorganization agreement by such date, or, without regard to timing, if Coppermark’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, Coppermark will be required to pay Prosperity up to $500,000 for its expenses related to the proposed transaction.

If Prosperity or Coppermark terminates the reorganization agreement because Coppermark’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, Coppermark enters into an acquisition agreement with a third party, Coppermark will be required to pay Prosperity a termination fee of $8.5 million, in addition to the $500,000 for its expenses related to the proposed transaction previously paid.

Some of the Directors and Officers of Coppermark Have Financial Interests in the Merger that Differ from Your Interests (page 61)

Some of the directors and officers of Coppermark have interests in the merger that differ from, or are in addition to, their interests as shareholders of Coppermark. These interests include:

•

as a condition to the merger, Prosperity has required each of Jacque Fiegel, Thomas Legan, Jeffrey Russell and Russell Swarts to enter into an employment agreement with non-competition and non-solicitation obligations with Prosperity Bank to be effective upon completion of the merger whereby each individual is entitled to receive a salary, annual bonus, retention payments, restricted stock grant and certain additional incentives;

•

each director of Coppermark who did not enter into an employment agreement with Prosperity Bank has entered into a five-year non-competition agreement with Prosperity to be effective upon completion of the merger whereby he is entitled to receive $50,000 on the closing date;

•

each option to acquire Coppermark common stock will become exercisable upon the approval of the reorganization agreement by Coppermark’s shareholders at Coppermark’s special meeting and the board of directors of Coppermark will set a date prior to which all options may be exercised by the payment of cash by the holder of such option; after such date, all unexercised options will terminate; and

•	the directors and officers of Coppermark and CMB will receive continued director and officer liability insurance coverage for a period of four (4) years after completion of the merger.

Comparison of Rights of Shareholders of Coppermark and Prosperity (page 72)

Coppermark is an Oklahoma corporation and the rights of shareholders of Coppermark are governed by Oklahoma law and Coppermark’s certificate of incorporation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of Coppermark will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws, in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 69)

A shareholder of Coppermark whose shares are not subject to the shareholders’ agreement has the right under Oklahoma law to dissent from the merger and have the appraised fair value of his shares of Coppermark common stock paid to him in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

If your shares are subject to the shareholders’ agreement and at least seventy percent (70%) of the shares subject to the shareholders’ agreement vote their shares in favor of the reorganization agreement at the voting meeting, you will not have the right to vote against approval of the reorganization agreement and dissent from the merger.

Persons having beneficial interests in Coppermark common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Oklahoma law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Oklahoma General Corporation Act, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of Coppermark Shareholders” on page 69.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Coppermark common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Furthermore, if your shares are subject to the shareholders’ agreement and you vote your shares at the voting meeting against approval of the reorganization agreement, but the requisite number of shares subject to the shareholders’ agreement are voted in favor of approval of the reorganization agreement such that such shares are voted at the special meeting to approve the reorganization agreement, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights.

Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences of the Merger.” If the reorganization agreement is approved by the shareholders of Coppermark, holders of Coppermark common stock who deliver to Coppermark a written demand for appraisal of their shares before the Coppermark special meeting, do not vote in favor of the reorganization agreement and merger and continue to hold their shares of Coppermark common stock through the effective time of the merger will be entitled to receive the appraised fair value of their shares, and accrued interest, in cash under the Oklahoma General Corporation Act.

The text of the provisions of the Oklahoma General Corporation Act pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Recent Developments

Recently Completed Acquisition

East Texas Financial Services, Inc. Prosperity completed the acquisition of East Texas Financial Services, Inc. (“ETFS”) and its wholly-owned subsidiary, First Federal Bank Texas, on January 1, 2013. Pursuant to the terms of the agreement, Prosperity issued 530,940 shares of Prosperity common stock for all of the outstanding shares of ETFS common stock. First Federal Bank Texas operated three (3) locations in Tyler, Texas, and one (1) location in Gilmer, Texas. Prosperity currently operates twenty-seven (27) banking centers in the East Texas area. As of December 31, 2012, ETFS reported total assets of $165.0 million, total loans of $129.3 million and total deposits of $112.3 million.

Unaudited Preliminary Financial Results of Prosperity for the Year Ended December 31, 2012

Prosperity is currently in the process of finalizing its financial results for the year ended December 31, 2012. On January 25, 2013, Prosperity announced unaudited preliminary results for the year ended December 31, 2012. Net income for the year was $167.9 million or $3.23 per diluted common share, an increase of 18.4% compared with net income of $141.7 million for the previous year and an increase of 7.3% compared with diluted earnings per common share of $3.01 for the previous year. For the year ended December 31, 2012, Prosperity’s return on average assets was 1.35% and its return on average common equity was 9.10%. For the year ended December 31, 2012, Prosperity’s net interest income before the provision for loan losses was $380.7 million compared with $326.7 million during the same period in 2011, an increase of 16.5%. The increase was attributable primarily to an increase in earning assets. Prosperity’s net interest margin on a tax-equivalent basis was 3.53% for the year ended December 31, 2012, compared with 3.98% for the same period in 2011.

At December 31, 2012, Prosperity had total assets of $14.6 billion, total loans of $5.2 billion, total deposits of $11.6 billion and total shareholders’ equity of $2.1 billion. Prosperity’s nonperforming assets totaled $13.0 million, or 0.12% of average earning assets, at December 31, 2012 compared with $12.1 million, or 0.15% of average earning assets, at December 31, 2011. The allowance for credit losses was $52.6 million, or 1.01% of total loans, at December 31, 2012 compared with $51.6 million, or 1.37% of total loans, at December 31, 2011.

The following table presents Prosperity’s selected consolidated financial data as of and for the year ended December 31, 2012 and 2011. The preliminary financial data for 2012 set forth below is unaudited and should be read in conjunction with Prosperity’s consolidated financial statements and notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 91.

	As of and for the Year Ended December 31,
	2012(1)	2011(1)
	(unaudited)
	(In thousands, except per share data)
Income Statement Data:
Interest income	$419,842	$371,908
Interest expense	39,136	45,240

Net interest income	380,706	326,668
Provision for credit losses	6,100	5,200

Net interest income after provision for credit losses	374,606	321,468
Noninterest income	75,535	56,043
Noninterest expense	198,457	163,745

Income before taxes	251,684	213,766
Provision for income taxes	83,783	72,017

Net income	$167,901	$141,749

Per Share Data:
Basic earnings per share	$3.24	$3.03
Diluted earnings per share	3.23	3.01
Book value per share	37.02	33.41
Cash dividends declared	0.80	0.72
Dividend payout ratio	27.74%	23.80%
Weighted average shares outstanding (basic) (in thousands)	51,794	46,846
Weighted average shares outstanding (diluted) (in thousands)	51,941	47,017
Shares outstanding at end of period (in thousands)	56,447	46,910

Balance Sheet Data (at period end):
Total assets	$14,583,573	$9,822,671
Securities	7,442,065	4,658,936
Loans	5,179,940	3,765,906
Allowance for credit losses	52,564	51,594
Total goodwill and intangibles	1,243,321	945,533
Other real estate owned	7,234	8,328
Total deposits	11,641,844	8,060,254
Borrowings and notes payable	256,753	12,790
Junior subordinated debentures	85,055 (2)	85,055 (2)
Total shareholders’ equity	2,089,389	1,567,265

Performance Ratios:
Return on average assets	1.35%	1.47%
Return on average common equity	9.10	9.36
Net interest margin (tax equivalent)	3.53	3.98
Efficiency ratio(3)	43.48	42.76

	As of and for the Year Ended December 31,
	2012(1)	2011(1)
	(unaudited)
	(In thousands, except per share data)
Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.25%	0.32%
Net charge-offs to average loans	0.11	0.14
Allowance for credit losses to total loans	1.01	1.37
Allowance for credit losses to nonperforming loans(5)	920.1	1,442.0

Capital Ratios(4):
Leverage ratio	7.10%	7.89%
Average shareholders’ equity to average total assets	14.83	15.72
Tier 1 risk-based capital ratio	14.40	15.90
Total risk-based capital ratio	15.22	17.09

(1)	Prosperity completed the acquisitions of Texas Bankers, Inc., The Bank Arlington, American State Financial Corporation and Community National Bank during the year ended December 31, 2012. Prosperity completed no acquisitions during the twelve months ended December 31, 2011.
(2)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(3)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

The preliminary financial data for the year ended December 31, 2012 included in this proxy statement/prospectus has been prepared by management of Prosperity. The process for finalizing the year end results is not yet complete, and more complete financial statements are not expected to be available until a number of weeks after the date of this proxy statement/prospectus. The preliminary financial data presented are therefore preliminary estimates and are subject to change. Actual results could differ materially as Prosperity finalizes such results.

Unaudited Preliminary Financial Results of Coppermark for the Year Ended December 31, 2012

The net income of Coppermark for the year ended December 31, 2012 was $15.9 million, or $2.76 per basic and $2.74 per diluted common share, compared with net income of $14.6 million, or $2.57 per basic and $2.52 per diluted common share, for the previous year, an increase in net income of $1.3 million or 8.7%. The increase was primarily due to a reduction in provision expense as well as a decrease in noninterest expense. For the year ended December 31, 2012, Coppermark’s return on average assets was 1.23% and its return on average equity was 13.21%. For the year ended December 31, 2012, Coppermark’s net interest income before the provision for possible credit losses was $43.9 million compared with $45.4 million for the previous year, a decrease of 3.2%. The decrease was attributable primarily to reduced interest income on loans. Coppermark’s net interest margin was 3.63% for the year ended December 31, 2012, compared with 3.88% for the same period in 2011.

At December 31, 2012, Coppermark had total assets of $1.3 billion, total loans of $853.4 million, total deposits of $1.2 billion and total shareholders’ equity of $128.1 million. Coppermark’s nonperforming assets totaled $1.1 million, or 1.20% of average earning assets, at December 31, 2012, compared with $8.0 million, or 1.65% of average earning assets, at December 31, 2011. The allowance for possible credit losses was $11.2 million, or 1.31% of total loans, at December 31, 2012 compared with $12.9 million, or 1.41% of total loans, at December 31, 2011.

The following table presents Coppermark’s selected financial data as of and for the year ended December 31, 2012 and 2011.

	As of and for the Year Ended December 31,
	2012	2011
	(unaudited)
	(In thousands, except share and per share data)
Statement of Earnings Data:
Interest income	$52,348	$55,114
Interest expense	8,402	9,733

Net interest income	43,946	45,381
Provision for possible credit losses	845	1,527

Net interest income after provision for possible credit losses	43,101	43,854
Noninterest income	12,761	13,555
Noninterest expense	32,540	34,264

Income before taxes	23,322	23,144
Provision for income tax expense	7,438	8,530

Net income	$15,884	$14,614

Per Share Data:
Basic earnings per share	$2.76	$2.57
Diluted earnings per share	2.74	2.52
Book value per share	22.16	20.18
Weighted average shares outstanding	5,701,094	5,692,741
Shares outstanding at end of period	5,777,960	5,693,960

Balance Sheet Data (at period end):
Total assets	$1,317,335	$1,263,036
Securities	1,411	4,075
Loans	853,354	915,540
Allowance for possible credit losses	11,212	12,869
Deposits	1,165,890	1,113,249
Shareholders’ equity	128,059	114,901

	As of and for the Year Ended December 31,
	2012	2011
	(unaudited)
	(In thousands, except share and per share data)
Performance Ratios:
Return on average assets	1.23%	1.17%
Return on average equity	13.21	13.40
Net interest margin	3.63	3.88
Efficiency ratio(1)	57.38	58.14

Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	1.67%	2.06%
Net charge-offs to average loans	0.28	0.21
Allowance for possible credit losses to period-end loans	1.31	1.41
Allowance for possible credit losses to nonperforming loans(3)	1,066.82	160.70

Capital Ratios(2):
Leverage ratio	9.72%	9.10%
Average shareholders’ equity to average total assets	9.13	8.76
Tier 1 risk-based capital ratio	12.53	11.81
Total risk-based capital ratio	13.63	13.03

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the SEC. Historical financial information for Prosperity can be found in its Annual Report on Form 10-K for the year ended December 31, 2011. See “Where You Can Find More Information” on page 91 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2012 and 2011 are derived from Prosperity’s unaudited interim consolidated financial statements, which Prosperity’s management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2012(1)	2011	2011(1)	2010(1)	2009	2008		2007
	(In thousands, except per share data)
Income Statement Data:
Interest income	$302,123	$282,250	$371,908	$384,537	$409,614	$347,878		$340,608
Interest expense	29,718	35,669	45,240	66,389	102,513	120,149		140,173

Net interest income	272,405	246,581	326,668	318,148	307,101	227,729		200,435
Provision for credit losses	2,550	4,050	5,200	13,585	28,775	9,867		760

Net interest income after provision for credit losses	269,855	242,531	321,468	304,563	278,326	217,862		199,675
Noninterest income	51,429	41,978	56,043	53,833	60,097	52,370		52,923
Noninterest expense	141,489	125,360	163,745	166,594	169,700	143,796		126,843

Income before taxes	179,795	159,149	213,766	191,802	168,723	126,436		125,755
Provision for income taxes	60,160	53,806	72,017	64,094	56,844	41,929		41,604

Net income	$119,635	$105,343	$141,749	$127,708	$111,879	$84,507	(2)	$84,151	(2)

Per Share Data:
Basic earnings per share	$2.38	$2.25	$3.03	$2.74	$2.42	$1.87	(2)	$1.96	(2)
Diluted earnings per share	2.37	2.24	3.01	2.73	2.41	1.86	(2)	1.94	(2)
Book value per share	36.36	32.87	33.41	31.11	29.03	27.24		25.51
Cash dividends declared	0.59	0.53	0.72	0.64	0.57	0.51		0.46
Dividend payout ratio	24.58%	23.35%	23.80%	23.37%	23.45%	27.66%		24.15%
Weighted average shares outstanding (basic) (in thousands)	50,239	46,830	46,846	46,621	46,177	45,300		42,928
Weighted average shares outstanding (diluted) (in thousands)	50,393	47,013	47,017	46,832	46,354	45,479		43,310
Shares outstanding at end of period (in thousands)	56,058	46,893	46,910	46,684	46,541	46,080		44,188

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2012(1)	2011	2011(1)	2010(1)	2009	2008		2007
	(In thousands, except per share data)
Balance Sheet Data (at period end):
Total assets	$13,712,119	$9,567,087	$9,822,671	$9,476,572	$8,850,400	$9,072,364		$6,372,343
Securities	6,799,513	4,430,530	4,658,936	4,617,116	4,118,290	4,160,401		1,857,606
Loans	5,079,103	3,737,630	3,765,906	3,485,023	3,376,703	3,567,057		3,142,971
Allowance for credit losses	50,927	52,513	51,594	51,584	51,863	36,970		32,543
Total goodwill and intangibles	1,228,190	947,411	945,533	953,034	912,372	912,850		799,978
Other real estate owned	8,846	8,216	8,328	11,053	7,829	4,450		10,207
Total deposits	10,954,597	7,798,739	8,060,254	7,454,920	7,258,550	7,303,297		4,966,407
Borrowings and notes payable	112,017	13,583	12,790	374,433	98,736	325,412		116,047
Junior subordinated debentures	85,055 (3)	85,055 (3)	85,055 (3)	92,265	92,265	92,265		112,885
Total shareholders’ equity	2,038,176	1,541,339	1,567,265	1,452,339	1,351,245	1,255,106		1,127,431
Average Balance Sheet Data:
Total assets	$11,800,085	$9,602,482	$9,628,884	$9,278,380	$8,851,694	$7,025,418		$6,094,064
Securities	5,983,102	4,635,880	4,625,833	4,508,918	4,052,989	2,409,758		1,849,613
Loans	4,303,984	3,614,590	3,648,701	3,394,502	3,455,761	3,250,447		3,092,797
Allowance for credit losses	52,104	51,924	51,871	52,151	42,279	33,004		34,705
Total goodwill and intangibles	1,025,116	950,233	949,273	940,080	914,384	842,580		759,733
Deposits	9,241,705	7,701,194	7,751,196	7,532,739	7,212,015	5,471,441		4,727,519
Junior subordinated debentures	85,055	87,058	86,557	92,265	92,265	99,998		124,613
Shareholders’ equity	1,756,725	1,499,384	1,513,749	1,406,159	1,304,749	1,192,293		1,039,955
Performance Ratios:
Return on average assets	1.35%	1.46%	1.47%	1.38%	1.26%	1.20	%(4)	1.38	%(5)
Return on average equity	9.08	9.37	9.36	9.08	8.57	7.09	(4)	8.09	(5)
Net interest margin (tax equivalent)	3.56	4.03	3.98	4.04	4.08	3.96		4.06
Efficiency ratio(6)	43.69	43.41	42.76	44.83	46.27	46.51		46.19
Asset Quality Ratios(7):
Nonperforming assets to total loans and other real estate	0.28%	0.36%	0.32%	0.45%	0.48%	0.40%		0.49%
Net charge-offs to average loans	0.07	0.09	0.14	0.41	0.40	0.23		0.18
Allowance for credit losses to total loans	1.00	1.40	1.37	1.48	1.54	1.04		1.04
Allowance for credit losses to nonperforming loans(8)	980.30	1,024.60	1,442.00	1,114.60	616.60	379.70		634.70
Capital Ratios(7):
Leverage ratio	6.92%	7.70%	7.89%	6.87%	6.47%	5.68%		8.09%
Average shareholders’ equity to average total assets	14.89	15.61	15.72	15.16	14.74	16.97		17.07
Tier 1 risk-based capital ratio	14.43	15.47	15.90	13.64	12.61	10.27		13.13
Total risk-based capital ratio	15.26	16.69	17.09	14.87	13.86	11.17		14.11

(1)	Prosperity completed the acquisitions of Texas Bankers, Inc., The Bank Arlington and American State Financial Corporation during the nine months ended September 30, 2012. Prosperity completed no acquisitions during the twelve months ended December 31, 2011 and completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008. Net income for the year ended December 31, 2007 includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of basic and diluted earnings per share of $0.15 for the year ended December 31, 2007.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 3l, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 3l, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 3l, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Includes a $10.0 million pre-tax, or $6.5 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 11 basis points and a decrease of return on average equity of 63 basis points for the year ended December 31, 2007.
(6)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(7)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(8)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of Coppermark

The following table sets forth selected historical financial data of Coppermark. The selected historical financial data as of and for each of the five years ended December 31, 2011 is derived from Coppermark’s audited financial statements. The selected historical financial data as of September 30, 2012 and 2011 and for the nine-month periods then ended are derived from Coppermark’s unaudited interim financial statements, but Coppermark’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except share and per share data)
Statement of Earnings Data:
Interest income	$39,736	$41,401	$55,114	$56,689	$56,258	$61,786	$70,783
Interest expense	6,247	7,499	9,733	12,950	17,347	21,757	30,744

Net interest income	33,489	33,902	45,381	43,739	38,911	40,029	40,039
Provision for possible credit losses	895	1,372	1,527	2,760	2,996	3,124	1,619

Net interest income after provision for possible credit losses	32,594	32,530	43,854	40,979	35,915	36,905	38,420
Noninterest income	9,404	10,134	13,555	15,466	14,526	16,228	13,407
Noninterest expense	24,644	25,775	34,264	35,634	34,123	32,582	32,442

Income before taxes	17,354	16,889	23,144	20,811	16,318	20,551	19,385
Provision for income tax expense	6,666	6,447	8,530	7,820	5,873	8,297	6,193

Net income	$10,688	$10,442	$14,614	$12,991	$10,445	$12,254	$13,191

Per Share Data:
Basic earnings per share	$1.88	$1.83	$2.57	$2.29	$1.84	$2.16	$2.33
Diluted earnings per share	1.84	1.80	2.52	2.24	1.80	2.11	2.27
Book value per share	21.49	19.63	20.18	18.21	16.50	15.26	13.68
Weighted average shares outstanding	5,693,960	5,693,960	5,692,741	5,682,460	5,682,460	5,681,220	5,670,401
Shares outstanding at end of period	5,693,960	5,693,960	5,693,960	5,682,460	5,682,460	5,682,460	5,679,960
Balance Sheet Data (at period end):
Total assets	$1,325,000	$1,281,580	$1,263,036	$1,225,031	$1,140,362	$1,063,870	$986,881
Securities	1,400	4,318	4,075	4,935	7,986	15,852	25,323
Loans	871,947	892,670	915,540	932,260	945,927	984,810	858,059
Allowance for possible credit losses	11,515	13,026	12,869	13,266	11,725	12,549	10,495
Deposits	1,179,122	1,135,052	1,113,249	1,081,690	1,000,425	923,790	866,772
Shareholders’ equity	122,394	111,754	114,901	103,515	93,801	86,701	77,690
Average Balance Sheet Data:
Total assets	$1,294,126	$1,246,998	$1,250,109	$1,192,109	$1,126,529	$1,026,348	$931,426
Securities	1,172	4,537	4,490	6,088	12,908	24,983	25,501
Loans	893,926	916,992	916,702	948,140	970,394	927,859	791,905
Deposits	1,139,290	1,099,922	1,108,221	1,062,214	1,008,424	881,671	807,209
Shareholders’ equity	125,425	118,322	119,584	109,674	102,296	93,543	82,993
Performance Ratios:
Return on average assets	1.11%	1.12%	1.17%	1.08%	0.91%	1.21%	1.43%
Return on average equity	12.06	12.97	13.40	13.25	11.62	14.93	18.13
Net interest margin	3.70	3.90	3.88	3.91	3.62	4.16	4.61
Efficiency ratio(1)	57.45	58.53	58.14	60.19	63.86	57.92	60.70

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(In thousands, except share and per share data)
Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	1.89%	2.29%	2.06%	2.22%	1.74%	1.61%	0.70%
Net charge-offs to average loans	0.34	0.23	0.21	0.13	0.39	0.12	0.09
Allowance for possible credit losses to period-end loans	1.32	1.46	1.41	1.42	1.24	1.27	1.22
Allowance for possible credit losses to nonperforming loans(3)	455.68	160.34	160.70	138.93	105.41	85.98	213.44
Capital Ratios(2):
Leverage ratio	9.39%	9.73%	9.75%	9.29%	8.79%	9.19%	9.01%
Average shareholders’ equity to average total assets	9.69	9.48	9.56	9.20	9.08	9.11	8.91
Tier 1 risk-based capital ratio	11.78	11.64	11.81	10.80	9.89	8.80	9.04
Total risk-based capital ratio	12.89	12.88	13.03	12.05	11.01	9.95	10.13

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on December 7, 2012, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of Coppermark common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Coppermark common stock is not provided because there is no active market for Coppermark common stock. Based on 5,801,140 shares of Coppermark common stock outstanding as of February 13, 2013, holders of Coppermark common stock will receive 0.5618 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $10.34 in cash, subject to adjustment as provided in the reorganization agreement, for each share they own. Because of the possibility of an adjustment to the exchange ratio and/or the per share cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement. We urge you to obtain the current market price of the Prosperity common stock before you vote.

	Prosperity Common Stock(1)	Equivalent Pro Forma Per Share of Coppermark Common Stock(2)
December 7, 2012	$41.23	$33.50
February 13, 2013	46.30	36.35

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Equivalent pro forma market value per share of Coppermark common stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 0.5618 and adding the per share cash consideration of $10.34, assuming no adjustment.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Prosperity common stock will affect the value that Coppermark shareholders receive for their shares of Coppermark stock.

Under the terms of the reorganization agreement, and subject to certain exceptions as described elsewhere in this document, the number of shares of Prosperity common stock to be issued for the merger consideration is fixed at 3,258,845 shares. The market price of the Prosperity common stock may vary from its price on the date immediately prior to the public announcement of the merger, the date of this proxy statement/prospectus, the date of Coppermark’s special meeting and the date for determining the average closing price. The market price of Prosperity common stock may fluctuate as a result of a variety of factors, including, among other things, changes in Prosperity’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of Prosperity. As a result of the fixed number of shares of Prosperity common stock to be issued in the merger, the market value of the shares of Prosperity common stock that a Coppermark shareholder receives in the merger will decline correspondingly with any declines in the market price of Prosperity common stock prior to and as of the date the merger consideration is paid, subject to the limitations discussed in the following paragraph.

In the event the average closing price of Prosperity common stock falls below $36.52 and the Prosperity common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent (15%) during the same measurement period, Coppermark may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the exchange ratio and/or the per share cash consideration so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $179,013,000. If Prosperity increases the merger consideration, Coppermark will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to increase the merger consideration, Coppermark may terminate the reorganization agreement. Further, in the event the average closing price of Prosperity common stock is greater than $49.40, the merger consideration will be reduced so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $220,987,000.

Because the price of Prosperity common stock will fluctuate prior to the merger, Prosperity cannot assure Coppermark’s shareholders of the market value or number of shares of Prosperity common stock or the amount of cash consideration that they will receive in the merger. Accordingly, at the time Coppermark’s shareholders vote with respect to the reorganization agreement, they will not know the market value or number of shares of Prosperity common stock or the amount of cash consideration that they will receive in the merger.

If the average closing price of Prosperity common stock falls below $36.52 and the Prosperity common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent (15%), and if Prosperity does not elect to increase the merger consideration, Coppermark has the right to terminate the reorganization agreement and the merger would not occur.

If the average closing price for Prosperity common stock is less than $36.52 per share and the Prosperity common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent

(15%) during the same measurement period, Prosperity has the discretion, but not the obligation, to increase the merger consideration by increasing the cash consideration, the exchange ratio or a combination of the two so that, as a result of such adjustment, the merger consideration, based on the average closing price, is no less than $179,013,000. If Prosperity elects not to increase the merger consideration, Coppermark may terminate the reorganization agreement.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed. Although the Prosperity board of directors has the ability to increase the merger consideration and Coppermark’s board of directors has the power to choose not to terminate the reorganization agreement and proceed with the merger if Prosperity does not increase the merger consideration, there is no obligation of either board to exercise such power.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve must approve, or waive approval of, the merger and the FDIC and the TDB must approve the merger of CMB with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

Coppermark will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Coppermark and consequently on Prosperity. These uncertainties may impair Coppermark’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Coppermark to seek to change existing business relationships with Coppermark. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts Coppermark from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent Coppermark from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 54 of this proxy statement/prospectus for a description of the restrictive covenants to which Coppermark is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and Coppermark have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of Coppermark may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of Coppermark may be different from those of Coppermark shareholders, and directors and officers of Coppermark may be participants in arrangements that are different from, or in addition to, those of Coppermark shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of Coppermark in the Merger” beginning on page 61.

Prosperity may fail to realize the cost savings estimated for the merger.

Although Prosperity estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and Coppermark in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Coppermark shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Coppermark shareholders currently have the right to vote in the election of the board of directors of Coppermark and on other matters affecting Coppermark. The merger will transfer control of Coppermark to Prosperity and to the shareholders of Prosperity. When the merger occurs, each Coppermark shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of Coppermark. Because of this, Coppermark shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of Coppermark. In addition, if the proposal to approve the termination of the shareholders’ agreement is approved and the merger is completed, the shareholders’ agreement will terminate, so the shareholders of Coppermark who are parties to that agreement will not pool their shares of Prosperity common stock with other shareholders in determining how those shares will be voted.

The fairness opinion obtained by Coppermark from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Commerce Street, Coppermark’s financial advisor in connection with the proposed merger, has delivered to the board of directors of Coppermark its opinion dated as of December 10, 2012. The opinion of Commerce Street stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the Coppermark shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Prosperity or Coppermark, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Prosperity and Coppermark.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. In addition,

Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of 1-4 family residential, construction and land development and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Prosperity retains direct exposure to the residential and commercial real estate markets, and it is affected by these events.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these difficult market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in its major markets or adverse regulatory action against Prosperity. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties. There may also be unforeseen liabilities relating to the acquired institution or arising out of the acquisition, asset quality problems at the acquired entity, key employee and customer retention problems at the acquired entity and difficulty operating in markets in which Prosperity has had no or only limited experience and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market and related interest rates and regulatory guidance that could require additional capital and could adversely affect its financial condition, results of operations and cash flows.

Approximately 80.2% of Prosperity’s total loans as of September 30, 2012 consisted of loans included in the real estate loan portfolio, with 9.8% in construction and land development, 27.5% in residential real estate and 42.9% in commercial real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

As of September 30, 2012, Prosperity had $496.4 million or 9.8% of its total loans in construction and land development loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. If Prosperity is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan, may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate amount of time. If any of these risks were to occur, it could adversely affect Prosperity’s financial condition, results of operations and cash flows.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in Prosperity’s commercial mortgage or construction and land development portfolios or if its regulators conclude that Prosperity has not implemented appropriate risk management practices, it could adversely affect Prosperity’s business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Prosperity’s commercial mortgage and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial mortgage and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of September 30, 2012, commercial real estate and commercial loans totaled $3.6 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. In addition, the merger will expand Prosperity’s market area to Oklahoma. Unlike nationwide banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston and Dallas/Fort Worth metropolitan areas and in the east, west, central, north central, south central and southeast areas of Texas. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of Prosperity’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the amount of nonperforming assets and related collateral, the volume, growth and composition of its loan portfolio, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers and the evaluation of its loan portfolio through its internal loan review process and other relevant factors.

Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. In determining the size of the allowance, Prosperity relies on an analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Prosperity’s control, may require an increase in the allowance for credit losses. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Prosperity that could materially harm Prosperity’s operating results.

Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on Prosperity’s financial condition and results of operations.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At September 30, 2012, Prosperity’s goodwill totaled $1.2 billion. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity may be required to pay higher FDIC deposit insurance assessments in the future.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC anticipates that additional insured depository institutions are likely to fail in the foreseeable future, so the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have resulted in increased FDIC assessments in 2010 and 2011 and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amends its existing deposit insurance fund restoration plan and implemented certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could have an adverse impact on Prosperity’s results of operations. For the nine months ended September 30, 2012, Prosperity’s FDIC insurance related costs were $5.3 million compared with $7.4 million for the nine months ended September 30, 2011.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available on acceptable terms when needed or available at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance. Accordingly, Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. An inability to raise additional capital on acceptable terms when needed could subject Prosperity to increased regulatory supervision and the imposition of restrictions on its growth or business, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Although Prosperity has policies and procedures designed to prevent or minimize the effect of a failure, interruption or breach in security of its communications or information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur, or if they do occur, that they will be adequately addressed by Prosperity. The occurrence of any such failures, interruptions or security breaches could result in a loss of customer business and have a negative effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology, and Prosperity’s inability to invest in technological improvements may adversely affect its results of operations, financial condition and cash flows.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity operates in a highly regulated environment and, as a result and changes in federal, state and local laws and regulations could adversely affect its financial performance.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, non-interest income, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The repeal of the federal prohibition on payment of interest on commercial demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on commercial demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions can now offer interest on commercial demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on commercial demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the Chairman of the Board and Chief Executive Officer, the President, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that

Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on its shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements. In addition, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance provides that Prosperity inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to Prosperity’s capital structure, including interest on the subordinated debentures underlying Prosperity’s trust preferred securities. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of September 30, 2012, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, if the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of its common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and Coppermark will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of Coppermark’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or Coppermark’s interest margins;

•	general business and economic conditions in the markets Prosperity or Coppermark serve change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or Coppermark’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of Coppermark and is being furnished to all record holders of Coppermark common stock in connection with the solicitation of proxies (1) by the board of directors of Coppermark to be used at the special meeting of shareholders of Coppermark and (2) under the shareholders’ agreement to be used at the voting meeting, each to be held on March 22, 2013. One of the purposes of the Coppermark special meeting is to consider and vote to approve the reorganization agreement, dated as of December 10, 2012, by and between Prosperity and Coppermark, which provides, among other things, for the merger of Coppermark with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of Coppermark common stock upon completion of the merger.

If your shares of Coppermark common stock are subject to the shareholders’ agreement, you are invited to attend a voting meeting of the parties to that agreement, which meeting is also to be held on March 22, 2013. One of the purposes of the voting meeting is to consider and vote to approve the reorganization agreement. You will receive blue proxy cards for use at the voting meeting.

COPPERMARK SPECIAL MEETING

AND

THE VOTING MEETING OF SHARES SUBJECT TO

THE SHAREHOLDERS’ AGREEMENT

Date, Place and Time of the Special Meeting and Voting Meeting

The special meeting of Coppermark shareholders will be held at 10:30 a.m., local time, on March 22, 2013 at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112.

The voting meeting of shareholders’ who are parties to the shareholders’ agreement will be held at 10:00 a.m., local time, on March 22, 2013 (thirty minutes before the special meeting) at the Marriott Hotel, 3233 Northwest Expressway, Oklahoma City, Oklahoma 73112 (the same location as the special meeting).

Matters to be Considered

The purpose of the special meeting and the voting meeting are to consider and vote on the following:

•

to approve the Agreement and Plan of Reorganization, dated as of December 10, 2012, by and between Prosperity Bancshares, Inc. and Coppermark Bancshares, Inc. pursuant to which Coppermark will merge with and into Prosperity, all on and subject to the terms and conditions contained therein;

•	to adjourn or postpone the meeting to a later date or dates, if determined to be necessary; and

•	to transact such other business as may properly come before the meeting.

The shareholders who are parties to the shareholders’ agreement will also meet at the voting meeting to consider and vote upon a proposal to terminate the shareholders’ agreement immediately before the merger is effective.

At this time, the board of directors of Coppermark is unaware of any matter, other than the matters set forth above, that may be presented for action at the special meeting or the voting meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Coppermark common stock at the close of business on February 13, 2013 will be entitled to notice of and to vote at the special meeting and, if such holders’ shares are subject to the shareholders’ agreement, the voting meeting. At the close of business on that date, there were 5,801,140 shares of Coppermark common stock outstanding and entitled to vote at the special meeting and 3,227,580 shares of Coppermark common stock entitled to vote at the voting meeting.

At the special meeting and voting meeting, as applicable, the shareholders of Coppermark will be entitled to one vote for each share of common stock owned of record on February 13, 2013 and on the date of the voting meeting, respectively. The holders of a majority of the shares of Coppermark common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of a majority of the outstanding Coppermark common stock is required to approve the reorganization agreement. The affirmative vote of a majority of the shares of Coppermark common stock cast at the meeting is required to approve the postponement or adjournment of the meeting.

The affirmative vote of at least seventy percent (70%) of the shares of Coppermark common stock outstanding and then entitled to vote at the voting meeting is required to approve the reorganization agreement and cause all of the shares subject to the shareholders’ agreement to be voted for approval of the reorganization agreement at the special meeting, and to terminate the shareholders’ agreement at the voting meeting. The affirmative vote of at least a majority of the outstanding shares of Coppermark common stock subject to the shareholders’ agreement and cast at the voting meeting is required to approve the proposal to adjourn or postpone the voting meeting or the special meeting, if necessary.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting and voting meeting. Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. The proposal to approve the reorganization agreement and terminate the shareholders’ agreement are non-routine matters. Accordingly, if a shareholder holds shares in street name and does not provide voting instructions to his broker, those shares will not be voted on those proposals at the special meeting or the voting meeting. Accordingly, you are encouraged to complete, date and sign the accompanying proxy card or voting meeting proxy card, as applicable, and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

The directors and executive officers of Coppermark and CMB and holders of 10% or more of the outstanding shares of Coppermark common stock have entered into an agreement to vote the shares of Coppermark common stock they control in favor of approval of the reorganization agreement. As of the record date, 2,644,135 shares of Coppermark common stock, or approximately 45.58% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement. Of these shares, 2,243,622 are subject to the shareholders’ agreement and are eligible to vote at the voting meeting.

Coppermark’s board of directors unanimously recommends that you vote FOR the proposal to approve the reorganization agreement, FOR adjournment or postponement of the special meeting, if necessary, and FOR termination of the shareholders’ agreement if your shares are subject to the shareholders’ agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned to Coppermark, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement, FOR the proposal to adjourn or postpone the meeting, if necessary, and, if the proxy is for shares subject to the shareholders’ agreement, FOR the proposal to terminate the shareholders’ agreement. The proxy and voting meeting proxy also grant authority to the persons designated in such proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting or voting meeting, as applicable.

If you are the record holder of your shares, and your shares are not subject to the shareholders’ agreement, you may revoke any proxy given pursuant to this solicitation by the board of directors of Coppermark at any time before it is voted at the special meeting by:

•	giving written notice to the Corporate Secretary of Coppermark;

•	executing a proxy bearing a later date and filing that proxy with the Corporate Secretary of Coppermark at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Coppermark Bancshares, Inc., 3333 Northwest Expressway, Oklahoma City, Oklahoma 73112, Attention: Corporate Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

If you are the record holder of your shares and such shares are subject to the shareholders’ agreement, you may revoke any voting meeting proxy given under the shareholders’ agreement at any time before it is voted at the voting meeting by:

•	giving written notice to Coppermark;

•	executing a voting meeting proxy bearing a later date and filing that proxy at or before the voting meeting; or

•	attending and voting in person at the voting meeting.

All written notices of revocation and other communications with respect to revocation or voting meeting proxies should be sent to: Coppermark Bancshares, Inc., 3333 Northwest Expressway, Oklahoma City, Oklahoma 73112, Attention: Thomas Legan. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Coppermark. Coppermark is responsible for its expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors of Coppermark intend to solicit proxies personally or by telephone or other means of communication. The directors will not be additionally compensated. Coppermark will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of Coppermark with and into Prosperity. If the shareholders of Coppermark approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the late first quarter or early second quarter of 2013, although delays could occur. As a result of the merger, and assuming no adjustment to the merger consideration, holders of Coppermark common stock will be entitled to receive whole shares of Prosperity common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of Coppermark stock. As a result of the merger, certificates for Coppermark common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of Coppermark common stock will be converted into an aggregate of 3,258,845 shares of Prosperity common stock and $60.0 million in cash, subject to adjustment under certain circumstances as set forth in the reorganization agreement and as discussed below. Based on 5,801,140 shares of Coppermark common stock issued and outstanding as of February 13, 2013, holders of Coppermark common stock will receive 0.5618 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $10.34 in cash, subject to adjustment, for each share they own.

More specifically, if the 10 consecutive trading day average closing price of the Prosperity common stock on the fifth trading day immediately prior to the closing date is (1) less than $36.52 and (2) the percentage difference between (A) $42.96 (the average closing price of Prosperity common stock for the 10 consecutive trading days ending on and including September 10, 2012) and (B) the average closing price of the Prosperity common stock is not equal to at least 85% of the percentage difference between (Y) $28.12 (the average closing price of the Powershares KBW Regional Banking Portfolio for the 10 consecutive trading days ending on and including September 10, 2012) and (Z) the 10 consecutive trading day average closing price of the Powershares KBW Regional Banking Portfolio ending on and including the fifth trading day immediately prior to the closing date, then Coppermark may give notice of its intent to terminate the reorganization agreement, at which time Prosperity has the discretion, but not the obligation, to increase the merger consideration by increasing the exchange ratio and/or the per share cash consideration so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $179,013,000. If Prosperity elects to increase the exchange ratio and/or the per share cash consideration, Coppermark will no longer have the right to terminate the reorganization agreement for these reasons. If Prosperity elects not to increase the exchange ratio and/or the per share cash consideration, Coppermark may terminate the reorganization agreement.

The merger consideration will also be adjusted if the average closing price is greater than $49.40. If this occurs, the exchange ratio and/or the per share cash consideration will be reduced, so that, as a result of such adjustment, the total merger consideration, based on the average closing price, will not be more than $220,987,000.

In addition, the merger consideration will be reduced if Coppermark’s equity capital on the closing date is less than $122,577,000. More specifically, as a result of such an event, any cash to be paid to Coppermark’s shareholders will be reduced by the amount of such deficiency. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the capital stock, capital surplus and retained earnings of Coppermark, excluding unrealized securities gains or losses as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, Coppermark must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As a result of potential changes to the exchange ratio and/or the cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on whether to approve the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average closing price of Prosperity common stock.

Background of the Merger

Coppermark, from time to time in recent years, considered the strategic options available to it – as an independent bank, as an acquirer and consolidator in the Oklahoma market, and through a merger with another institution. The steady growth trajectory of Coppermark since its inception almost 50 years ago, however, resulted in the principal executives and the board of directors of Coppermark electing to continue an organic growth pattern, with no attempt to merge or acquire other institutions. In the early 2000s, however, Coppermark did expand its market presence into Texas via de novo branches. This move provided geographic diversification away from its core market of Oklahoma City and the surrounding communities.

The stable Coppermark shareholder base had held the illiquid stock, in some cases, for almost 50 years. Recently, however, the principal executives and the board of directors began to consider ways to provide liquidity for the Coppermark shareholders and give Coppermark better size and scale to pursue growth. The health of Coppermark and its core markets led Coppermark’s leadership to consider a merger as one avenue to achieve that goal.

On April 20, 2012, Coppermark’s Chairman, Russell Swarts and its Chief Executive Officer, Thomas Legan, met with a managing director of Commerce Street Capital, LLC, which is sometimes referred to herein as Commerce Street, to discuss the state of the banking market. The Commerce Street representative provided information on recent merger transactions that were underway throughout the Southwest and recent bank transaction pricing.

Subsequent to this meeting, Messrs. Swarts and Legan invited the Commerce Street representative back to Coppermark on June 12, 2012 to provide a more detailed survey of current bank merger and acquisition trends and a preliminary valuation of Coppermark stock relative to comparable recent transactions in both the Southwest region and the overall U.S. market. Commerce Street also provided information to the executives on pricing multiples of comparable public companies in the region and in the United States. This presentation contemplated a wide range of valuations applicable to Coppermark and the parties discussed important factors to consider when narrowing down the choices facing Coppermark. The result of this conversation was a request from the executives for Commerce Street to provide a short list of companies that: (a) could afford to purchase a company such as Coppermark within the range of comparable valuations; (b) could secure the necessary approvals from the regulatory authorities; (c) had a liquid currency, and; (d) had an interest in the markets where Coppermark did business and for which Coppermark would be a strategic fit.

Commerce Street reviewed the market and discussed six specific banks with the executives, and they agreed to permit Commerce Street to contact these institutions on a no-name basis and explore their interest in entering the Oklahoma market. Commerce Street reached out to these banks and visited again with the executives on July 30, 2012. Commerce Street reported that, of the six, Prosperity and two others had a general interest in the Oklahoma market and would like to receive further information on any opportunities there. Prosperity and one other bank, referred to herein as Bank B, were in Texas. The third bank was in the Midwest. Of these three, after consultation with Commerce Street, the executives selected the two Texas banks for further discussion.

Following the meeting with Commerce Street on July 30, 2012, the executives convened the Coppermark board of directors’ executive committee on August 1, 2012, reviewed the discussions to date with Commerce Street and the feedback Commerce Street had received from the market. The executives received authorization from the executive committee of the board of directors to proceed with the process and to engage Commerce Street as Coppermark’s financial advisor. Coppermark engaged Commerce Street on August 6, 2012. Following its engagement, Commerce Street continued high-level discussions with Prosperity and Bank B – providing additional information about Coppermark without revealing the name of the institution. Prosperity expressed a strong interest in continuing the discussion while Bank B elected not to proceed further, indicating that after further internal discussion, expansion into Oklahoma was not in its plans. Commerce Street provided a non-disclosure agreement to Prosperity, which it signed on August 27, 2012.

Following the signing of the non-disclosure agreement, Commerce Street provided Prosperity with the Coppermark name and requested Prosperity provide a non-binding valuation of the company based on public information and subject to further diligence and confirmation. On September 5, 2012, Prosperity’s Chairman provided Commerce Street a preliminary verbal valuation on the company, to be paid in a mixture of cash and Prosperity common stock.

After discussions with Coppermark’s executives, Coppermark and its financial advisor agreed to invite Prosperity’s Chairman and Vice Chairman to Oklahoma to explore further the possibility of a merger between the two companies. This visit occurred on September 10, 2012. The parties and Commerce Street discussed the preliminary valuation Prosperity had provided of Coppermark, as well as the market and operating philosophy of Coppermark and how it would complement Prosperity’s business. The parties toured various Oklahoma City area branches of Coppermark and communities where Coppermark did business. Following the visit from Prosperity’s Chairman, Commerce Street provided a separate briefing to the Coppermark executives on the preliminary pricing the parties had discussed and provided information indicating the Prosperity preliminary verbal valuation was within the range of comparable values Commerce Street had previously discussed with the company.

On September 11, 2012, Prosperity followed up its preliminary valuation with a letter of intent that contemplated an approximately $200.0 million price for Coppermark – based on a value of the Prosperity common stock of $42.96 (the average price of Prosperity stock for the 10 days ending September 10, 2012). This letter of intent contained an exclusivity provision, non-disclosure provisions and other provisions customary to a letter of this nature. Commerce Street passed this letter of intent to the Coppermark executives on September 11, 2012, along with an analysis of the financial terms contained in the letter.

On September 13, 2012, the Coppermark executives convened a meeting of the Coppermark board of directors and reviewed the process to date and provided an overview of the letter of intent received from Prosperity. The board of directors also met that day with Prosperity’s President and Chief Operating Officer, who provided further information on his company and the offer before the board of directors. Finally, the board of directors met separately with Commerce Street representatives, who provided the financial advisor’s analysis and perspective on the letter of intent. Following this meeting, the board of directors instructed Commerce Street to pursue several changes to the letter of intent.

Commerce Street discussed these changes with Prosperity, and Prosperity provided a revised letter of intent to Commerce Street on September 20, 2012. This letter of intent contained the changes requested by Coppermark, and Coppermark executed the letter of intent on September 21, 2012. Coppermark engaged Cheek and Falcone, PLLC on or about September 15, 2012 to assist with the transaction and also engaged Fenimore, Kay, Harrison & Ford, LLP on or about September 18, 2012 as special bank regulatory and securities counsel to assist with the transaction.

Between September 21, 2012 and November 9, 2012, Prosperity conducted due diligence on Coppermark with numerous discussions between the parties on various matters related to the transaction. On October 31, 2012, Prosperity’s Chairman and other Prosperity executives visited Oklahoma City to conduct onsite diligence and to hold more in-depth discussions related to the loan portfolio with Coppermark’s senior executives and lenders.

On November 9, 2012, Prosperity provided Coppermark and its advisors with an initial draft of a definitive merger agreement between the two banks. The parties discussed various legal and business points related to this agreement through the remainder of November.

On December 4, 2012, the Coppermark board of directors met with its legal and financial advisors to discuss the agreement, which was in its substantially final form. The board of directors heard a detailed presentation from legal counsel on the agreement and the terms of the merger. The board of directors further heard a presentation from Commerce Street on the financial aspects of the transaction, Prosperity’s financial condition, Prosperity’s background and the record of its stock in the public markets. Finally, the board of directors received an overview of Commerce Street’s fairness analysis on the transaction and Commerce Street’s verbal opinion that the transaction, as proposed, was fair to Coppermark shareholders from a financial point of view.

Coppermark executives spent the time between December 4, 2012 and December 10, 2012 securing employment and other contracts that were required by the draft definitive agreement to be executed by several executives and members of the board of directors of Coppermark.

On December 10, 2012, Coppermark, pursuant to the prior approvals received by the board of directors of Coppermark, executed the definitive agreement. Commerce Street also provided its written fairness opinion on December 10, 2012. Prosperity announced the transaction on that day, following closing of the financial markets.

Recommendation of Coppermark’s Board and Its Reasons for the Merger

Coppermark’s board of directors believes that the merger is in the best interest of Coppermark and its shareholders. Accordingly, Coppermark’s board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that Coppermark’s shareholders vote FOR approval of the reorganization agreement.

In approving the reorganization agreement, Coppermark’s board of directors consulted with Commerce Street with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of shares of Coppermark common stock and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. The board believes that combining with Prosperity will create a stronger and more diversified organization that will provide significant benefits to Coppermark’s shareholders and customers alike.

The terms of the reorganization agreement, including the consideration to be paid to Coppermark’s shareholders, were the result of arm’s length negotiations between representatives of Coppermark and representatives of Prosperity. In arriving at its determination to approve the reorganization agreement, Coppermark’s board of directors considered a number of factors, including the following:

•

Coppermark’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Coppermark;

•

the current and prospective environment in which Coppermark operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally;

•	the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•

the financial presentation of Commerce Street and the opinion of Commerce Street dated as of December 10, 2012, that, as of December 10, 2012, and subject to the assumptions, limitations and qualifications set forth in the opinion, the total aggregate merger consideration to be received from Prosperity, which consisted of no more than 3,258,845 shares of Prosperity common stock and $60.0 million in cash consideration, is fair, from a financial point of view, to the shareholders of Coppermark (see “—Opinion of Coppermark’s Financial Advisor,” beginning on page 46);

•

that shareholders of Coppermark will receive part of the merger consideration in shares of Prosperity common stock, which are publicly traded on the New York Stock Exchange, contrasted with the absence of a public market for Coppermark’s common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the Coppermark common stock exchanged for Prosperity common stock;

•

the results that Coppermark could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Prosperity;

•	the ability of Prosperity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Prosperity to receive the requisite regulatory approvals in a timely manner;

•

the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits Coppermark’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, a third party that has submitted an unsolicited proposal to acquire Coppermark;

•	merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•

that some of Coppermark’s directors and executive officers have other financial interests in the merger in addition to their interests as Coppermark shareholders, including financial interests that are the result of compensation arrangements with Coppermark, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with Prosperity in connection with the merger;

•	that the cash portion of the merger consideration will be taxable to Coppermark’s shareholders upon completion of the merger;

•

the requirement that Coppermark conduct its business in the ordinary course and the other restrictions on the conduct of the Coppermark’s business before completion of the merger, which may delay or prevent Coppermark from undertaking business opportunities that may arise before completion of the merger; and

•	that under the agreement Coppermark could not solicit competing proposals for the acquisition of Coppermark.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of Coppermark in approving the merger and the reorganization agreement. In reaching its determination, the board of directors of Coppermark did not assign any relative or specific weight to different factors and individual directors may have given weight to different factors. Based on the reasons stated above, the board of directors of Coppermark believes that the merger is in the best interest of Coppermark and its shareholders and therefore the board of directors of Coppermark unanimously approved the reorganization agreement and the merger. Each member of Coppermark’s board of directors has agreed to vote the stock of Coppermark over which he or she has voting authority in favor of the reorganization agreement and the merger.

COPPERMARK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of Coppermark is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for Coppermark, the market condition of the market areas in which Coppermark conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in Dallas and the surrounding area, provide an entry into the State of Oklahoma, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both Coppermark and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of Coppermark’s Financial Advisor

The fairness opinion of Coppermark’s financial advisor, Commerce Street Capital, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Coppermark. You should not rely on any of these statements as having been made or adopted by Coppermark or Prosperity. You should review the copy of the fairness opinion, which is attached as Appendix B.

Commerce Street is regularly engaged to provide investment banking services to financial institutions and in the valuation of financial institutions and their securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for estate, corporate and other purposes. Specifically based on Commerce Street’s reputation and qualifications in evaluating financial institutions, the board of directors of Coppermark engaged Commerce Street during August 2012 to provide financial advisory services in connection with the transaction. In October 2012, under a separate engagement, Coppermark engaged Commerce Street to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the proposed transaction with Prosperity, which we refer to as the fairness opinion). A copy of the fairness opinion of Commerce Street, dated December 10, 2012, which sets forth certain assumptions made, matters considered and limits on the review undertaken by Commerce Street, is attached as Appendix B to this proxy statement/prospectus. Coppermark shareholders are urged to read the fairness opinion in its entirety.

No limitations were imposed by Coppermark’s board of directors upon Commerce Street with respect to the investigations made or procedures followed in rendering its opinion. Neither Commerce Street nor the individuals involved in this valuation has any present or contemplated future ownership interest in Coppermark. Commerce Street is acting as financial advisor to Coppermark in connection with the proposed merger and will receive fees for its services, a substantial portion of which is contingent upon the closing of the merger. Pursuant to the terms of the engagement letter with Coppermark, Commerce Street will receive a $25,000 fee for providing the fairness opinion as well as a success fee from Coppermark applied to the total consideration received based on the following formula: 5% of the first $1.0 million in consideration, 4% of the second $1.0 million in consideration, 3% of the third $1.0 million in consideration, 2% of the fourth $1.0 million in consideration and 1% thereafter. In addition, Coppermark has agreed to indemnify Commerce Street against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Commerce Street has no responsibility or obligation to update its fairness opinion for events or circumstances occurring subsequent to the date of its fairness opinion.

Summary of Proposal. Commerce Street reviewed the financial terms of the proposed transaction. Pursuant to the reorganization agreement, Coppermark’s shareholders will receive, in the aggregate, 3,258,845 shares of Prosperity common stock and $60.0 million in cash consideration. Based on 5,801,140 fully diluted shares of Coppermark common stock issued and outstanding, holders of Coppermark common stock will receive 0.5618 shares of Prosperity common stock and $10.34 in cash, subject to adjustment, for each share they own.

Using the closing price of Prosperity’s common stock of $41.13 per share on November 30, 2012, the merger consideration would equal $194,036,295 and the per share merger consideration would equal $33.45 per share on a fully diluted basis.

Aggregate Transaction Ratios:
Transaction Value to September 30, 2012 Stated Book Value	1.59	x
Transaction Value to September 30, 2012 Tangible Book Value	1.59	x
Transaction Value to September 30, 2012 LTM Earnings	13.06	x
Transaction Value to September 30, 2012 Assets	14.64%
Transaction Value to September 30, 2012 Deposits	16.46%
Tangible Premium on September 30, 2012 Core Deposits	6.89%

Commerce Street’s Analysis. In conducting its valuation, Commerce Street reviewed and analyzed among other things, the following:

•	certain historical financial and operating data of Coppermark for the period ended December 31, 2008 through September 30, 2012;

•	certain historical financial and operating data of Prosperity for the period ended December 31, 2008 through September 30, 2012;

•	the Regulatory Call Reports of CMB as of June 30, 2012 and September 30, 2012;

•	the Regulatory Call Reports of Prosperity Bank as of June 30, 2012 and September 30, 2012;

•	the September 30, 2012 Uniform Bank Performance Report for CMB;

•	publicly available terms of certain transactions involving organizations comparable to Coppermark and Prosperity and the consideration received for such organizations;

•

certain publicly available information concerning the business of Coppermark, CMB, Prosperity and Prosperity Bank, and of certain other companies engaged in businesses comparable to Coppermark, CMB, Prosperity and Prosperity Bank, and the reported prices for certain other companies’ securities deemed comparable;

•	the results of an analysis of Coppermark’s normalized earnings; and

•	other such factors as Commerce Street deemed appropriate.

Commerce Street also held discussions with the Coppermark’s management concerning its past and current operations, financial condition and prospects.

In conducting its valuation and rendering its opinion, Commerce Street relied upon and assumed the accuracy and completeness of the financial and other information provided to it or that was publicly available, and did not attempt to independently verify the same. Commerce Street did not make or obtain any evaluations or appraisals of the Coppermark’s properties, nor did it examine any individual loan credit files.

As more fully discussed below, Commerce Street considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following:

•

the historical and current financial positions and results of operations of Prosperity and Coppermark, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in available financial statements;

•

the assets and liabilities of Prosperity and Coppermark, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

•	the nature and terms of certain merger and acquisition transactions involving banks deemed comparable by Commerce Street.

Commerce Street also took into account its assessment of current general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Commerce Street’s fairness opinion is necessarily based upon conditions as they existed and can be evaluated on the date of its report and the information made available to it through that date.

In connection with conducting its valuation of Prosperity and Coppermark, Commerce Street performed certain financial analyses, which are summarized below. Commerce Street believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying the valuation and related fairness opinion. The preparation of a valuation and related fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Commerce Street made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Commerce Street’s control. Any estimates contained in Commerce Street’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

In connection with rendering its opinion, Commerce Street relied primarily on two broad methods of valuation: (i) market value, which represents (a) an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market price at which “control” of similar banking organizations is sold, as well as (b) an analysis of a universe of publicly-traded bank holding company stock values and related financial traits within an appropriate geography and the development of pricing statistics for the appraised company from the pricing characteristics of the publicly-traded banking organizations, and (ii) investment value, which represent evaluations of Coppermark, based on the discounted value of projected cash flows on a stand-alone basis.

Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm’s-length transaction. The Market Value Method is frequently used to determine the price of a smaller block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. However, the relative thinness of the specific market for the common stocks being appraised may result in the need to review alternative markets for comparative pricing purposes. The “hypothetical” fair value for the minority shares of a banking company with a thin market for its stock is normally determined by creating a universe of publicly-traded banking company stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised banking company from the pricing characteristics of the publicly-traded banking organizations. In addition, market value can be derived from the observation of what other similar banking organizations have recently sold for in merger and acquisition transactions over a certain time period. Pricing statistics for the subject bank or bank holding company can then be derived from the pricing characteristics of the recently acquired institutions deemed comparable. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were:

•	price to book value,

•	price to tangible book value,

•	price to earnings,

•	price to assets,

•	price to deposits, and

•	tangible premium to core deposits.

Analysis of Selected Bank Merger Transactions. Commerce Street compared Coppermark to those banking organizations acquired in merger and acquisition transactions in the U.S. between November 30, 2010 and November 30, 2012 with target assets between $500.0 million and $4.0 billion, nonperforming assets (“NPAs”) to total assets between 0.00% and 5.00%, tangible equity to tangible assets between 8.00% and 12.00%, last twelve months (“LTM”) return on average assets (“ROAA”) between 0.50% and 2.00% and publicly available pricing information. The selected bank merger transactions are shown below:

Buyer	State	Seller	State
Investors Bancorp, Inc. (MHC)	NJ	Piraeus Bank SA	NY
Berkshire Hills Bancorp, Inc.	MA	Beacon Federal Bancorp, Inc.	NY
Prosperity Bancshares, Inc.	TX	American State Financial Corporation	TX
Valley National Bancorp	NJ	State Bancorp, Inc.	NY
IBERIABANK Corporation	LA	Cameron Bancshares, Inc.	LA
People’s United Financial, Inc.	CT	Danvers Bancorp, Inc.	MA
First Illinois Corporation	IL	Archer-Daniels-Midland Company	IL
United Bankshares, Inc.	WV	Centra Financial Holdings, Inc.	WV

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book value, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The average multiples were then applied to Coppermark’s financial information as of September 30, 2012 to derive an imputed range of values of Coppermark’s common stock. The following table sets forth the average multiples as well as the implied per share values on a fully diluted basis based upon those average multiples:

	Comparable Transaction Average Multiple		Implied Value Per Share
Transaction Value to September 30, 2012 Stated Book Value	1.44	x	$30.48
Transaction Value to September 30, 2012 Tangible Book Value	1.55	x	$32.72
Transaction Value to September 30, 2012 LTM Earnings	19.38	x	$49.64
Transaction Value to September 30, 2012 Assets	14.69%		$33.54
Transaction Value to September 30, 2012 Deposits	18.49%		$37.58
Transaction Value to September 30, 2012 Core Deposits	7.77%		$35.04

The transaction value of $33.45 per share on a fully diluted basis falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the transaction, from a financial point of view.

In addition to the comparable transactions described above, Commerce Street analyzed a second group of comparable transactions. Commerce Street compared Coppermark to those banking organizations acquired in merger and acquisition transactions in the southwestern region of the U.S. between November 30, 2010 and November 30, 2012 with target assets between $250.0 million to $4.0 billion, NPAs to total assets between

0.00% and 5.00%, tangible equity to tangible assets between 8.00% and 12.00%, LTM ROAA between 0.50% and 2.00% and publicly available pricing information. The selected bank merger transactions are shown below:

Buyer	State	Seller	State
MidSouth Bancorp, Inc.	LA	PSB Financial Corporation	LA
FVNB Corp.	TX	Capitol Bankshares, Inc.	TX
Prosperity Bancshares, Inc.	TX	American State Financial Corporation	TX
BancFirst Corporation	OK	Investor group	OK
IBERIABANK Corporation	LA	Cameron Bancshares, Inc.	LA

Commerce Street reviewed the multiples of transaction value to stated book value, transaction value to tangible book value, transaction value to earnings, transaction value to assets, transaction value to deposits and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable transactions. The average multiples were then applied to Coppermark’s financial information as of September 30, 2012 to derive an imputed range of values of Coppermark’s common stock. The following table sets forth the average multiples as well as the implied per share values on a fully diluted basis based upon those average multiples:

	Comparable Transaction Average Multiple		Implied Value Per Share
Transaction Value to September 30, 2012 Stated Book Value	1.50	x	$31.58
Transaction Value to September 30, 2012 Tangible Book Value	1.55	x	$32.72
Transaction Value to September 30, 2012 LTM Earnings	13.37	x	$34.24
Transaction Value to September 30, 2012 Assets	14.63%		$33.42
Transaction Value to September 30, 2012 Deposits	18.16%		$36.92
Transaction Value to September 30, 2012 Core Deposits	7.49%		$34.53

The transaction value of $33.45 per share on a fully diluted basis falls within the range of implied values computed in using the comparable transactions, which supports the fairness of the transaction, from a financial point of view.

No company or transaction used as a comparison in the above analysis is identical to Prosperity, Coppermark or the merger. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Coppermark and the companies included in the comparable transactions.

Analysis of Publicly-Traded Banking Companies. In addition, Commerce Street conducted an analysis of publicly-traded banking companies in the U.S. The comparison group for Coppermark had total assets between

$1.0 billion and $1.5 billion, NPAs to total assets between 0.00% and 3.00%, tangible equity to tangible assets between 8.00% and 12.00% and LTM ROAA between 0.50% and 2.00%. The selected comparable companies are shown below:

Company	Ticker
ACNB Corporation	ACNB
American National Bankshares Inc.	AMNB
Ames National Corporation	ATLO
Bank of Marin Bancorp	BMRC
Bar Harbor Bankshares	BHB
Bridge Capital Holdings	BBNK
Chemung Financial Corporation	CHMG
Codorus Valley Bancorp, Inc.	CVLY
Farmers National Banc Corp.	FMNB
MidSouth Bancorp, Inc.	MSL
Northrim BanCorp, Inc.	NRIM
Pacific Premier Bancorp, Inc.	PPBI
Peoples Bancorp of North Carolina, Inc.	PEBK
West Bancorporation, Inc.	WTBA

Commerce Street reviewed the publicly-traded banking companies which yielded pricing multiples including price to stated book value, price to tangible book value, price to earnings, price to assets and tangible premium to core deposits and calculated high, low, average and median multiples for the comparable companies. The average multiples were then applied to Coppermark’s financial information as of September 30, 2012 to derive an imputed range of values of Coppermark’s common stock. The following table sets forth the average multiples as well as the implied values on a fully diluted basis based upon those average multiples:

	Comparable Companies Average Multiple		Implied Value Per Share
Transaction Value to September 30, 2012 Stated Book Value	1.08	x	$22.84
Transaction Value to September 30, 2012 Tangible Book Value	1.17	x	$24.76
Transaction Value to September 30, 2012 LTM Earnings	11.64	x	$29.82
Transaction Value to September 30, 2012 Assets	11.29%		$25.80
Transaction Value to September 30, 2012 Deposits	14.09%		$28.63
Transaction Value to September 30, 2012 Core Deposits	2.99%		$26.46

The transaction value of $33.45 per share on a fully diluted basis is above the range of implied values computed in using the comparable companies, which supports the fairness of the transaction, from a financial point of view.

Since Prosperity’s common stock is publicly traded with sufficient trading volume to support a fair market value conclusion, Commerce Street noted the November 30, 2012 closing price of $41.13 per share.

Commerce Street’s market value analysis, however, reflects the fact that:

•	no company or transaction used in the comparison is identical to Coppermark,

•	the stocks of publicly-held banking organizations in the U.S. may be more liquid than Coppermark’s common stock,

•	certain nonfinancial characteristics for the publicly-traded U.S. banking organizations vary substantially from Prosperity’s and/or Coppermark’s comparable nonfinancial characteristics, and

•	the average financial performance of publicly-held U.S. banking organizations varies, sometimes significantly from Prosperity’s and/or Coppermark’s performance.

Investment Value Method. Banks and their holding companies are generally analyzed and purchased on a “normalized earnings” basis. In other words, careful consideration should be given to Prosperity’ and Coppermark’s abilities to sustain their earnings going forward based on the stability of their net-interest income plus non-interest income, less non-interest expense, excluding securities gains or losses and extraordinary items, and finally less federal income tax expense. The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a general pattern that may be extrapolated into the future, giving the highest weighting to the most recent year, and the lowest weighting to the most distant year. An un-weighted (or simple) average is more appropriate when there is no discernable pattern in earnings. After considering past earnings, Coppermark’s current year earnings, future growth expectations and certain risks involved with the sustainability of these earnings, Commerce Street used the weighted average method, over the last five years. Commerce Street chose the weighted average method given the improving earnings trend over the past three years as of September 30, 2012. This methodology produced a sustainable projected net income of $2.34 per share on a fully diluted basis.

Commerce Street also performed a discounted cash flow analysis using the dividend discount model as part of its income approach valuation. Under the dividend discount model, the sum of the present value of dividends and the present value of the terminal value equal the fair value of Coppermark’s common equity. Management provided five years of financial projections for this analysis. The financial projections provided by management represented bank level, or CMB’s, financial projections. Commerce Street incorporated additional cost to reflect holding company expenses, consistent with historical performance and in concurrence with Coppermark management. The financial projections provided by management reflected approximately an 11% per annum earnings growth rate. Given this high earnings growth profile, Commerce Street employed a 3-stage earnings growth model to transition the earnings to a sustainable earnings growth rate of 3%. These projections resulted in ROAAs of between 1.20% and 1.60%. Management’s projections employ annual growth rates of 5.0% for total assets and 6.3% for loans in 2013 and 5.0% thereafter. Additionally, management provided guidance on annual dividends of $0.68 per share in 2013 with an annual growth rate of 2.5% thereafter. Based on this analysis, Commerce Street calculated a net present value based on projected dividends of $20.4 million using a discount rate of 12.6% (established by the Capital Asset Pricing Model). In addition, Commerce Street calculated a terminal value for Coppermark by converting the forecasted net income of Coppermark in year 2020 into perpetuity. Commerce Street then discounted this terminal value using a 12.6% discount rate and calculated a present value of the terminal value of $141.2 million. The aggregate present value was $161.6 million which equates to $27.86 per share on a fully diluted basis. The transaction value of $33.45 per share on a fully diluted basis is greater than the value determined using the discounted cash flow analysis which supports the fairness of the transaction, from a financial point of view.

Commerce Street could have used and relied on other available valuation methods, such as the net asset value method. However, as discussed below, Commerce Street considered this not relevant or unreliable for purposes of its opinion.

Net Asset Value Method. Net asset value is the value of the net equity of a banking company, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which are often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among assets, liabilities, customer relations, market presence, image and reputation and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

Conclusion. In determining the value of the proposed transaction in terms of fairness, from a financial point of view, to Coppermark’s shareholders Commerce Street gave greater consideration to comparable transactions under the Market Value Method and to the discounted cash flow analysis. Commerce Street applied the average pricing multiples for price to book value, price to tangible book value, price to earnings and tangible premium to core deposits from the comparable transactions and the discounted cash flow analysis as described above to Coppermark to estimate a value of $176.5 million ($30.42 per share on a fully diluted basis). Commerce Street relied on the November 30, 2012 closing price of Prosperity’s publicly traded common shares of $41.13 per share. Total consideration offered by Prosperity is $33.45 per share on a fully diluted basis which is a combination of part stock and part cash. Since the total consideration offered of $33.45 per share on a fully diluted basis is greater than Coppermark’s common stock fair value of $30.42 per share on a fully diluted basis, Commerce Street is of the opinion that the merger consideration is fair, from a financial point of view, to the shareholders of Coppermark.

Each shareholder is encouraged to read the fairness opinion in its entirety. The full text of the fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of Coppermark Stock Certificates

If you are a shareholder of Coppermark, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your Coppermark stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Coppermark stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any Coppermark stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, Coppermark’s transfer books will be closed and no transfer of the shares of Coppermark stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of Coppermark are converted, regardless of whether you have exchanged your Coppermark stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your Coppermark stock certificates for exchange as described above. Upon surrender of your Coppermark stock certificates, the certificate representing the Prosperity common stock into which your shares of Coppermark common stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of Texas and the certificate of merger and consolidation to be filed with the Secretary of State of Oklahoma. If the shareholders of Coppermark approve the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the late first quarter or early second quarter of 2013, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Treatment of Coppermark Options

Pursuant to the terms of the Coppermark Bancshares, Inc. Stock Option Plan and each underlying option agreement, each option to acquire Coppermark common stock will become exercisable upon the approval of the reorganization agreement by Coppermark’s shareholders at Coppermark’s special meeting. The board of directors of Coppermark will set a date prior to which all options may be exercised by the payment of cash by the holder of such option. After such date, all unexercised options will terminate.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, Coppermark has agreed to, and has agreed to cause CMB and any other subsidiary to:

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conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

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use its best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

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promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against Coppermark or CMB or (d) any event or condition that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of Coppermark in the reorganization agreement to be materially untrue or a material adverse effect on Coppermark; and

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except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of Coppermark or Prosperity to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, Coppermark has agreed not to, and has agreed not to permit CMB to:

•	adjust, split, combine or reclassify any of the common stock or other capital stock of Coppermark;

•	make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $500,000 (except pursuant to commitments made before the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at CMB);

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issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except with respect to outstanding options and other securities subject to Coppermark’s incentive stock plan;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

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enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

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grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Coppermark or one of its subsidiaries, either individually or as part of a class of similarly situated persons;

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increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	amend any Coppermark employee plan, other than as required to maintain the tax qualified status of such plan or otherwise as required by applicable law;

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(1) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Coppermark common stock, other than (a) the payment of dividends from CMB to Coppermark and (b) the payment of the regular quarterly dividend of $0.17 per share to the shareholders of Coppermark on February 28, 2013, or (2) directly or indirectly, purchase, redeem or otherwise acquire any shares of Coppermark common stock;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

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sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement;

•	foreclose upon or otherwise acquire any commercial real property before receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Coppermark’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or affiliate or enter into any new line of business;

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materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the articles of incorporation or bylaws or the governing documents of Coppermark or CMB;

•	make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause Coppermark to incur any prepayment penalty thereunder;

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except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

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settle any claim, action or proceedings involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of Coppermark or any of its subsidiaries;

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make any changes to its investment securities portfolio from that as of September 30, 2012, or the manner in which the portfolio is classified or reported, except that Coppermark and CMB may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of Coppermark, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

Coppermark agreed that neither it, any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to:

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solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If Coppermark or any of its representatives receives an unsolicited bona fide acquisition proposal before the special meeting that the Coppermark’s board of directors has:

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determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then Coppermark or its representatives may furnish information to and enter into discussions and negotiations with such other party.

Coppermark agreed to notify Prosperity orally immediately, and in writing within 24 hours, after receipt of any unsolicited inquiries or acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and Coppermark to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of a majority of the outstanding shares of Coppermark common stock;

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receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of CMB with and into Prosperity Bank, in a manner that does not impose any restrictions on the operations of Prosperity or the continuing entity which are reasonably unacceptable to Prosperity;

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the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued have been received;

•	the shares of Prosperity common stock to be issued to Coppermark shareholders being authorized for listing on the New York Stock Exchange;

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the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

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the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

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the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

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each of the directors and officers (with a title of Senior Vice President or above as of the date of the reorganization agreement or who executed a non-competition or employment agreement) of Coppermark and CMB must have executed a release agreement, releasing Coppermark and CMB and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, which will not become effective until the effective time of the merger;

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each of Ms. Fiegel and Messrs. Legan, Russell and Swarts having entered into an employment agreement with Prosperity Bank, which have been executed but will not become effective until the effective time of the merger;

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certain officers of Coppermark and/or CMB having entered a non-competition or employment agreement with Prosperity, which have been executed but will not become effective until the effective time of the merger;

•	each of the non-employee directors of Coppermark and CMB having entered into a non-competition agreement with Prosperity, which will not become effective until the effective time of the merger;

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each of the directors and certain officers of Coppermark and CMB and each holder of ten percent (10%) or more of the common stock of Coppermark must have executed a voting agreement and irrevocable proxy;

•	holders of no more than 5% of the outstanding Coppermark common stock have demanded or are entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

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all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Coppermark or CMB is a party or by which any of their respective properties is bound in order to prevent the completion of the transactions contemplated by the reorganization agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Coppermark or CMB having been obtained, and Coppermark having received evidence thereof in form and substance satisfactory to it;

•	Coppermark’s allowance for loan losses as of the closing date must be at a level equal to at least 1.31% of its total loans;

•	confirmation that Prosperity and/or Prosperity Bank will have received all consents and approvals necessary to operate Coppermark’s credit card business upon completion of the merger;

•	Coppermark’s delivery of an executed release from each holder of outstanding and unexercised stock options to acquire shares of Coppermark common stock; and

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termination of Coppermark’s line of credit and related pledge agreement with F&M Bank, Tulsa, Oklahoma and ownership by Coppermark of CMB’s capital stock free and clear of any liens, claims, security interests or encumbrances of any kind.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

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each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

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Coppermark agreed, to the extent permitted by law, to provide Prosperity all information concerning Coppermark required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

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each party agreed to give the other party access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

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each party agreed to hold in confidence documents and information concerning the other in accordance with the terms of the confidentiality agreement dated August 27, 2012, between Prosperity and Coppermark;

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each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•	Coppermark agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by CMB;

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Coppermark agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) financial institutions bond (or comparable coverage) for each director and officer of Coppermark or one its subsidiaries currently covered under comparable policies held by Coppermark or any of its subsidiaries;

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Coppermark agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of Coppermark’s employee benefit plans and Prosperity agreed that the employees of Coppermark and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with Coppermark, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

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Coppermark agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of Coppermark and CMB held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions;

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Coppermark agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of Coppermark to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of Coppermark’s equity capital;

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Coppermark agreed to use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.31% of total loans and, if the allowance for loan losses is less than 1.31% of total loans on the business day immediately before the closing date, Coppermark will take all action necessary to increase the allowance for loan losses to an amount equal to 1.31% of total loans on that date;

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Coppermark agreed to use its best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	Coppermark agreed to use its best efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

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Coppermark agreed to cause CMB to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of CMB with Prosperity Bank, with Prosperity Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•	Coppermark agreed to use its best efforts to terminate the shareholders’ agreement as soon as practicable, but in no event later than ten (10) days prior to closing;

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Coppermark agreed to terminate its line of credit and related pledge agreement with F&M Bank, Tulsa, Oklahoma at least ten (10) business days prior to the effective time of the merger and to use its best efforts to have F&M return any collateral surrendered thereto to the Company;

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Prosperity agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide Coppermark copies of such filings for which confidential treatment has not been requested;

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Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its reasonable best efforts to effect said listing; and

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Prosperity agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become effective.

Representations and Warranties of Coppermark and Prosperity

In the reorganization agreement, Coppermark has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to Coppermark. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

Coppermark also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its credit card services business;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	its compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	employment relations;

•	compensation and benefits plans;

•	its deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	its compliance with the Bank Secrecy Act and USA PATRIOT Act;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	dissenting shareholders;

•	anti-takeover laws;

•	its receipt of a fairness opinion; and

•	CMB’s performance of its fiduciary responsibilities.

Prosperity has also made additional representations and warranties to Coppermark with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of Coppermark in the Merger

In considering the recommendation of the board of directors of Coppermark to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of Coppermark have interests in the merger that are in addition to, or different from, their interests as shareholders of Coppermark. The board of Coppermark was aware of these interests and considered them in approving the reorganization agreement. These interests include:

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Employment Agreements with Prosperity Bank. On December 10, 2012, Prosperity Bank entered into an employment agreement with each of Jacque Fiegel, Thomas Legan, Jeffrey Russell and Russell Swarts. The agreement with Mr. Legan is for an initial term of two years, and the agreement with each of Ms. Fiegel and Messrs. Russell and Swarts is for an initial term of three years. The agreements entitle Ms. Fiegel and Messrs. Legan, Russell and Swarts to receive a base annual salary of $272,600, $504,000, $246,300 and $299,000, respectively, eligibility for bonuses, semi-annual retention payments of $10,000 from April 30, 2013 through October 31, 2017, a grant of 2,500 shares of restricted Prosperity common stock, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock-based compensation programs. The agreements also entitle the officers to receive a lump sum payment upon the sixtieth (60th) day following the termination of his or her employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of their death or disability in an amount equal to of their base salary for the remainder of the initial term of the agreement, so long as they execute a release acceptable to Prosperity Bank.

The agreements with Messrs. Legan, Russell and Swarts also contain non-competition and non-solicitation obligations for a five-year period beginning at the effective time of the merger, unless the officer is terminated without cause or as a result of his death or disability, in which case the non-competition period is for the initial term of the agreement. The agreement with Ms. Fiegel contains non-competition obligations for a three-year period beginning at the effective time of the merger, unless she is terminated without cause or as a result of her death or disability, in which case the non-competition period is for the lesser of the initial term of the agreement and six months from termination. Ms. Fiegel’s agreement also contains non-solicitation obligations that apply for the period beginning on the third anniversary of the merger and for one year thereafter, unless she is terminated without cause or as a result of her death or disability, in which case the non-solicitation period is for the lesser of the period through the end of the fourth anniversary of the merger and six months from termination.

The agreements will not become effective until the effective time of the merger.

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Non-Compete Payments. Each director of Coppermark who did not enter into an employment agreement with Prosperity Bank has entered into a five-year non-competition agreement with Prosperity to be effective upon completion of the merger whereby he is entitled to receive a payment of $50,000 from Prosperity on the closing date.

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Insurance. Coppermark agreed that it will use its best efforts to provide for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current financial institutions bond (or comparable coverage) for each director and officer of Coppermark or one of its subsidiaries currently covered under the comparable policies maintained by Coppermark or one of its subsidiaries.

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Accelerated Vesting of Options. Pursuant to the terms of the Coppermark Bancshares, Inc. Stock Option Plan and each underlying option agreement, each option to acquire Coppermark common stock will become exercisable upon the approval of the reorganization agreement by Coppermark’s shareholders at Coppermark’s special meeting. The board of directors of Coppermark will set a date prior to which all options may be exercised by the payment of cash by the holder of such option. After such date, all unexercised options will terminate.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Prosperity and Coppermark can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or Coppermark may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

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the merger has not been completed by June 8, 2013 (unless one or more of the regulatory approvals has not been received on or before June 8, 2013, in which case this deadline will be extended to July 8,

2013) or such later date approved in writing by the boards of directors of Prosperity and Coppermark, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

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the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	Coppermark shareholders fail to approve the reorganization agreement.

Coppermark may terminate the reorganization agreement, without the consent of Prosperity, if:

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(i) the average closing price for the Prosperity common stock is less than $36.52 per share and (ii) the Prosperity common stock underperforms the Powershares KBW Regional Banking Portfolio by more than fifteen percent (15%) during the same measurement period; provided, however, that Prosperity has the right, but not the obligation, to nullify any exercise by Coppermark of this termination right by increasing the merger consideration by increasing the exchange ratio and/or per share cash consideration so that, as a result of such adjustment, the total merger consideration, based on the average closing price, is not less than $179,013,000; or

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the board of directors of Coppermark receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of Coppermark, if:

•	any required regulatory approval is obtained subject to restrictions or conditions on the operations of Coppermark, CMB, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity;

•	Coppermark breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	Coppermark’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

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Coppermark’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to Coppermark shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to March 10, 2013, if the results of any environmental inspections or surveys of Coppermark properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on Coppermark.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because Coppermark’s board of directors agrees to accept another acquisition proposal;

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Prosperity because Coppermark’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to Coppermark’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because Coppermark breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

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Coppermark because Coppermark’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then Coppermark will be required to pay Prosperity a termination fee of $8.5 million.

If either Prosperity or Coppermark terminates the reorganization agreement after June 8, 2013 (or July 8, 2013, if regulatory approval has not been obtained by June 8, 2013) and Coppermark’s shareholders have not approved the reorganization agreement by such date, or, without regard to timing, if Coppermark’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, Coppermark will be required to pay Prosperity up to $500,000 for its expenses related to the proposed transaction.

If Prosperity or Coppermark terminates the reorganization agreement because Coppermark’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, Coppermark enters into an acquisition agreement with a third party, Coppermark will be required to pay Prosperity a termination fee of $8.5 million, in addition to the $500,000 for its expenses related to the proposed transaction previously paid.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Except with respect to the expenses related to termination discussed above, Coppermark and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Coppermark and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the New York Stock Exchange and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Coppermark common stock that exchange their shares of Coppermark common stock for shares of Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Coppermark common stock that hold their shares of Coppermark common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Coppermark common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Coppermark common stock that received Coppermark common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Coppermark common stock that has a functional currency other than the U.S. dollar;

•	a holder of Coppermark common stock that holds Coppermark common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Coppermark common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Coppermark common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Coppermark common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Fenimore, Kay, Harrison & Ford, LLP has rendered its tax opinion to Coppermark addressing the U.S. federal income tax consequences of the merger as described below. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and Coppermark, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and Coppermark of updated opinions from Bracewell & Giuliani LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinions may be waived by both Prosperity and Coppermark. Neither Prosperity nor Coppermark currently intends to waive the conditions related to the receipt of the updated opinions. However, if these conditions were waived, Coppermark would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Fenimore, Kay, Harrison & Ford, LLP to deliver such updated opinions is conditioned on the merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the Coppermark common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the Coppermark shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the Coppermark shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of Coppermark shares acquired different blocks of Coppermark shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Coppermark shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received by a U.S. holder that exchanges its Coppermark shares for a combination of Prosperity common stock and cash as a result of the merger (excluding any fractional share interests deemed received and redeemed for cash) will be the same as the aggregate tax basis of the Coppermark shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange plus the amount of any gain recognized upon the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Coppermark shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s Coppermark shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of Coppermark shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Coppermark shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Coppermark shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the Coppermark common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Coppermark common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Coppermark common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Coppermark common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of Coppermark common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Coppermark common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Coppermark shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Coppermark or (z) owned Coppermark securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Coppermark common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Coppermark’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Coppermark and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of Coppermark beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any Coppermark shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former Coppermark shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time.

Former Coppermark shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve, unless such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted.

The merger of CMB with and into Prosperity Bank requires the approval of the FDIC and the TDB. On January 7, 2013, Prosperity Bank and CMB filed applications with the FDIC and the TDB to obtain approval of the bank merger. The U.S. Department of Justice will have between 15 and 30 days following approval by the FDIC to challenge the approval on antitrust grounds. While Coppermark and Prosperity do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The mergers cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and Coppermark are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of Coppermark Shareholders

Under Oklahoma law, the relevant provisions of which are attached to this document as Appendix C (Section 1091 of the Oklahoma General Corporation Act), each Coppermark shareholder who dissents from the merger and who complies with various procedural requirements of Section 1091 of the Oklahoma General Corporation Act is entitled to “appraisal rights,” pursuant to which the shareholder will receive the fair value of his shares of Coppermark common stock in cash, with accrued interest. Specifically, a Coppermark shareholder may dissent from the merger, and Prosperity, as the merger’s surviving corporation, must pay to the shareholder, upon the surrender of certificates representing his shares, the fair value of the shares, with accrued interest. If Prosperity and you cannot agree on the fair value of your shares, then the Oklahoma General Corporation Act provides for a judicial determination of fair value. The value as determined by an Oklahoma court may be more or less than the value you are entitled to under the reorganization agreement. If you desire to dissent and exercise your appraisal rights, you should refer to the Section 1091 of the Oklahoma General Corporation Act in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

To dissent and exercise your appraisal rights, you must do all of the following:

•	deliver to Coppermark a written demand for appraisal of your shares before the special meeting of Coppermark shareholders to vote on the reorganization agreement;

•

not vote in favor of the reorganization agreement (note that a vote, in person or by proxy, against the reorganization agreement will not satisfy the statutory requirements that you make a written demand for an appraisal of your shares); and

•	continue to hold your shares of Coppermark common stock through the effective time of the merger.

If you do not vote against the reorganization agreement, it will not constitute a waiver of your appraisal rights under the Oklahoma General Corporation Act if you make written demand for payment before the vote is taken at the special shareholders’ meeting. Conversely, voting against the reorganization agreement will not, by itself, be sufficient to satisfy your obligations if you dissent and want to exercise your appraisal rights. You must follow the procedures set forth in Section 1091 of the Oklahoma General Corporation Act to exercise your appraisal rights.

Each outstanding share of Coppermark common stock as to which a legally sufficient demand in accordance with Section 1091 of the Oklahoma General Corporation Act has been made and that did not vote in favor of approval of the reorganization agreement retains all other rights of a shareholder until those rights are cancelled by consummation of the merger. However, after the effective time of the merger, no dissenting shareholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to shareholders of record prior to the effective time of the merger).

Within 10 days after the effective date of the merger, Prosperity will notify the dissenting shareholders who have complied with the provisions of Section 1091 that the merger has become effective. Within 120 days after the effective date of the merger, Prosperity will send to such dissenting shareholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the reorganization agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement will be mailed to the dissenting shareholders within 10 days after the written request is received by Prosperity or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Also within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the provisions of Section 1091 or Prosperity may file a petition in district court demanding a determination of the value of the stock of the dissenting shareholders; however, at any time within 60 days after the effective date of the merger, each dissenting shareholder has the right to withdraw his demand for appraisal and to accept the terms offered in the reorganization agreement. The court shall provide notice to Prosperity of any such petition filed by a shareholder, and upon receipt of that notice, Prosperity shall provide to the court a list of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by Prosperity. After providing proper notice of the proceeding, the court will determine the shareholders who are entitled to appraisal rights and will direct Prosperity to pay the fair value of the shares, together with interest, to the shareholders entitled to such payment. The court will determine the costs of the proceeding and may tax the parties as it deems appropriate. Upon request by a dissenting shareholder, the court may order all or a portion of the expenses incurred by any shareholder, including attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

The shares for which a dissenting shareholder has properly exercised appraisal rights and followed the required procedures in the Oklahoma General Corporation Act will not be converted into, or represent, the right to receive Prosperity common stock and cash as provided under the reorganization agreement. None of these shares will, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions. If, however, the holder of such shares fails to properly perfect, effectively withdraw, waive or lose, or otherwise become ineligible to exercise dissenting shareholder’s rights of appraisal under the Oklahoma General Corporation Act, then at that time shares held by you will be converted into Prosperity common stock and cash as provided in the reorganization agreement.

See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Merger” on page 64 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

ADJOURNMENT OF THE SPECIAL MEETING OR THE VOTING MEETING

If there are not sufficient votes to approve the reorganization agreement at the time of the voting meeting or the special meeting, the voting meeting or special meeting will be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, is being submitted the question of adjournment/postponement to the Coppermark shareholders as a separate matter for their consideration. The board of directors of Coppermark recommends that its shareholders vote FOR the adjournment/postponement proposal. If it is necessary to adjourn or postpone the voting meeting or the special meeting, no notice of such adjourned or postponed meeting is required to be given to Coppermark’s shareholders.

COPPERMARK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT/POSTPONEMENT PROPOSAL.

TERMINATION OF THE SHAREHOLDERS’ AGREEMENT

Coppermark shareholders subject to the shareholders’ agreement are also being asked to vote at the voting meeting in favor of a proposal to terminate the shareholders’ agreement by means of voting FOR Item 3 on the blue proxy card. We urge you to read the shareholders’ agreement, which is attached as Appendix D and incorporated by reference into this document, carefully and in its entirety. The list of shareholders and number of shares shown in the shareholders’ agreement attached as Appendix D was as of December 21, 2011 and does not reflect any transfers of Coppermark stock subject to the shareholders’ agreement made after such date. As such, you should not rely on such information. The affirmative vote of Coppermark shareholders representing at least seventy percent (70%) of the shares of Coppermark common stock subject to the shareholders’ agreement (or 2,259,306 shares) is required to terminate the shareholders’ agreement.

COPPERMARK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE TERMINATION OF THE SHAREHOLDERS’ AGREEMENT.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF COPPERMARK AND PROSPERITY

The rights of shareholders of Coppermark under the certificate of incorporation and bylaws of Coppermark will differ in some respects from the rights that shareholders of Coppermark will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of Coppermark’s certificate of incorporation and bylaws are available upon written request from Coppermark.

Certain differences between the provisions contained in the certificate of incorporation and bylaws of Coppermark, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Oklahoma law or Texas law, as appropriate, and the certificate of incorporation and bylaws of Coppermark and the articles of incorporation and bylaws of Prosperity.

In addition, Coppermark shareholders who are parties to the shareholders’ agreement currently are able to pool their shares in determining how those shares will be voted with respect to corporate actions. The shareholders of Coppermark who are parties to the shareholders’ agreement have approved a proposal that the shareholders’ agreement be terminated upon completion of the merger. Accordingly, if the merger is completed, the shareholders’ agreement will terminate and the shareholders of Coppermark who were parties to that agreement will not be able to pool their shares of Prosperity common stock in determining how those shares will be voted.

Summary of Material Differences Between Current Rights of

Shareholders of Coppermark and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	Coppermark	Prosperity

Capitalization:	The certificate of incorporation of Coppermark authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.01 per share, and up to 10,000,000 shares of preferred stock, par value $0.01 per share.	The articles of incorporation of
Prosperity authorize the issuance
of up to 200,000,000 shares of
common stock, par value $1.00 per
share, and up to 20,000,000 shares
of preferred stock, par value $1.00
per share.

Corporate Governance:	The rights of Coppermark shareholders are governed by Oklahoma law and the certificate of incorporation and bylaws of Coppermark.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	Coppermark common stock is not convertible into any other securities of Coppermark.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:	Under Oklahoma law, shareholders do not have preemptive rights unless such rights are granted to them in the certificate of incorporation. The certificate of incorporation of Coppermark does not provide for preemptive rights.	The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

	Coppermark	Prosperity
Election of Directors:	Under Oklahoma law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of incorporation or the bylaws of a corporation.	Under Texas law, directors are
elected by a plurality of the votes
cast by the shareholders entitled to
vote in the election of directors at a
meeting of shareholders at which a
quorum is present, unless otherwise
provided in the articles of
incorporation or the bylaws of a
corporation.

Directors of Coppermark are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Coppermark shareholders are not permitted to cumulate their votes in the election of directors. Each share of Coppermark stock has one vote for each nominee for director.	Directors of Prosperity are elected
by a plurality of the votes cast by
the holders entitled to vote at the
meeting. Prosperity shareholders
are not permitted to cumulate their
votes in the election of directors.
Each share of Prosperity stock has
one vote for each nominee for
director.

Coppermark’s directors are elected at each annual meeting of shareholders for a term of one year.	Prosperity’s board is divided into
three classes, as nearly equal in
number as possible, with each
class serving a staggered three-
year term. This means that only
one-third of the board is elected at
each annual meeting of
shareholders. The classification
makes it more difficult to change
the composition of Prosperity’s
board of directors because at least
two annual meetings of
shareholders are required to
change control of the board.

Removal of Directors and Board Vacancies:

Oklahoma law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Unless otherwise provided in the
articles of incorporation or the
bylaws of a corporation, Texas law
provides that at any meeting of
shareholders called expressly for
the purpose of removing a director,
any director or the entire board of
directors may be removed, with or
without cause, by a vote of the
holders of a majority of the shares
then entitled to vote at any election
of directors.

	Coppermark	Prosperity

Coppermark’s bylaws provide that any vacancy occurring on the Coppermark board of directors by reason of death, resignation, disqualification, removal or other cause may be filled by a majority of the directors remaining in office, although less than a quorum. Any directors so chosen will hold office for the unexpired term and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Prosperity’s bylaws provide that
any director or the entire board of
directors may be removed, but
only for cause, by the affirmative
vote of the holders of a majority of
shares entitled to vote at an
election of directors.

Any vacancies occurring on the
Prosperity board of directors may
also be filled by the remaining
Prosperity directors; and any
directors so chosen will hold office
until the next annual meeting held
for the election of directors and
until such director’s successor
shall have been elected and
qualified, or until such director’s
earlier death, resignation or
removal.

Vote Required for Certain Shareholder Actions:

Oklahoma law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter will be the act of the shareholders unless otherwise specified in the certificate of incorporation or bylaws.

Under Oklahoma law, the affirmative vote of the holders of a majority of the outstanding stock of a corporation is required to approve a merger, consolidation, share exchange or other similar business combination transaction.

Coppermark’s bylaws provide that except as otherwise required by law or the certificate of incorporation, all matters, other than the election of directors, shall be determined by a majority of the votes cast.

Texas law provides that on matters
other than the election of directors,
the affirmative vote of the holders
of a majority of the shares entitled
to vote on, and who voted for,
against, or expressly abstained
with respect to the matter, will be
the act of the shareholders, unless
the vote of a greater number is
required by law, the articles of
incorporation or the bylaws. Under
Texas law, a corporation’s articles
of incorporation or bylaws may
provide that the affirmative vote of
the holders of a specified portion
of the shares, not less than a
majority, entitled to vote on the
matter will be the act of the
shareholders, rather than the
specified portion of shares required
under Texas law.

Under Texas law, the affirmative
vote of the holders of at least two-
thirds of the outstanding shares of
the corporation entitled to vote is
required to approve a fundamental
business transaction.

	Coppermark	Prosperity
Prosperity’s articles of
incorporation provide that the vote
or concurrence of the holders of a
majority of the shares of Prosperity
stock entitled to vote at a meeting
at which a quorum is present shall
be the act of the shareholders.
With respect to any matter for
which the affirmative vote of a
portion of the Prosperity stock
entitled to vote greater than a
majority of such shares is required
by the Texas Business
Organizations Code, the
affirmative vote of the holders of a
majority of the Prosperity stock
entitled to vote on the matter shall
be the act of the shareholders.

Amendment of Articles of Incorporation and Bylaws:

Under Oklahoma law, a corporation’s certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment.

Under Oklahoma law, the board of directors of a corporation has the sole power to amend or repeal the bylaws unless otherwise provided in the certificate of incorporation.

Coppermark’s bylaws provide that the bylaws may be amended or repealed by the board of directors at any meeting, provided that no amendment may be made that adversely affects the indemnification rights of any director or officer after the corporation has knowledge of a claim for indemnification by such individual. Coppermark’s certificate of incorporation provides that the bylaws may be adopted, altered, amended or repealed by the board of directors.

Under Texas law, a corporation’s
articles of incorporation may be
amended by the affirmative vote of
the holders of two-thirds of the
outstanding shares entitled to vote
on the amendment, and, if entitled
to vote by class or series of shares,
by the holders of two-thirds of the
outstanding shares of each class or
series entitled to vote on the
amendment, unless a different
number, not less than a majority of
shares entitled to vote on the
matter or class or series entitled to
vote on the matter, is specified in
the corporation’s articles of
incorporation.

Prosperity’s articles of
incorporation may be amended
upon the affirmative vote of the
holders of a majority of the
outstanding shares of stock entitled
to vote thereon.

Under Texas law, unless a
corporation’s articles of
incorporation or a bylaw adopted by
the shareholders provides otherwise,
a corporation’s shareholders may
amend the bylaws regardless of
whether they may also be amended
by the board of directors.

	Coppermark	Prosperity

Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Shareholder Actions Without a Meeting:

Under Oklahoma law, unless otherwise provided for in the certificate of incorporation, shareholders may act without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Coppermark’s certificate of incorporation does not address actions taken by written consent of its shareholders.

Under Texas law, shareholders may
act without a meeting if a written
consent is signed by all of the
shareholders entitled to vote on the
matter, unless the corporation’s
articles of incorporation allow less
than unanimous consent (but not less
that the number of votes necessary to
take the action at the meeting).

Prosperity’s articles of
incorporation do not provide for
less than unanimous consent when
shareholder action is taken without
a meeting, and therefore, no action
may be taken by written consent
unless all shareholders agree.

Special Meetings of Shareholders:

Under Oklahoma law, special meetings of the shareholders of a corporation may be called by the board of directors or by the person or persons as may be authorized by the certificate of incorporation or the bylaws of the corporation.

Coppermark’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the Chairman of the Board or the President.

Under Texas law, special meetings
of the shareholders of a corporation
may be called by the President, by
the board of directors or by any
other person authorized to call
special meetings by the articles of
incorporation or bylaws of the
corporation. A special meeting may
also be called by the percentage of
shares specified in the articles of
incorporation, not to exceed 50%
of the shares entitled to vote, or if
no percentage is specified, at least
10% of all of the shares of the
corporation entitled to vote at the
proposed special meeting.

Prosperity’s articles of
incorporation and bylaws provide
that special meetings of the
shareholders may be called only by
the Chairman of the Board, by the
Chief Executive Officer, by the
President, by a majority of the
board of directors or by the holders
of not less than 50% of the
outstanding shares entitled to vote
at the proposed special meeting.

Coppermark	Prosperity
Nomination of Directors:	Neither Coppermark’s certificate of incorporation nor its bylaws contain express provisions regarding the nomination of directors.	Nominations for election to the
Prosperity board of directors may be
made by the board of directors or by
any shareholder entitled to vote in
the election of directors, provided
the shareholder gives timely written
notice of such intention. To be
timely, notice given in the context of
an annual meeting of shareholders
must be received by Prosperity not
less than 120 days in advance of the
date of the Prosperity proxy
statement released to shareholders in
connection with the previous year’s
annual meeting. Notice given in the
context of an annual meeting must
be received by Prosperity’s secretary
no later than 90 days prior to such
meeting or 10 days following the
date the public announcement is
made regarding the annual meeting.
Prosperity’s Chairman of the Board
will determine whether a nomination
is made in accordance with these
procedures.

Shareholder Proposal of Business:	Neither Coppermark’s certificate of incorporation nor its bylaws contain express provisions regarding shareholder proposals of business.	Proposals for business to be brought
before any shareholder meeting may
be made by the board of directors or
by any shareholder entitled to vote in
such meeting. If a proposal is made
by a shareholder, the shareholder
must give timely written notice. To
be timely, notice given in the context
of an annual meeting must be
received by Prosperity not less than
120 days in advance of the date of
the Prosperity proxy statement
released to shareholders in
connection with the previous year’s
annual meeting. Notice given in the
context of a special meeting must be
received by Prosperity’s secretary no
later than 90 days prior to such
meeting or 10 days following the
date the public announcement is
made regarding the special meeting.
The chairman of any meeting of
shareholders will determine whether
the business was properly brought
before the meeting.

	Coppermark	Prosperity
Indemnification; Limitation of Director Liability:

Coppermark’s bylaws provide that it shall indemnify any person made or threatened to be made a party to any legal proceeding by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Coppermark’s bylaws further required the corporation to indemnify its directors or officers to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation’s right to provide further indemnification.

Prosperity’s articles of
incorporation and bylaws provide
for mandatory indemnification to
the fullest extent allowed by Texas
law for all former or present
directors or officers and all persons
who were serving at the request of
Prosperity as a director, officer,
partner or trustee of another entity.

Prosperity’s articles of
incorporation and bylaws provide
that no director of Prosperity will
be liable to Prosperity or its
shareholders for monetary
damages for an act or omission in
the director’s capacity as a
director, except to the extent the
foregoing exemption from liability
is not permitted under Texas law.
Prosperity’s articles of
incorporation and bylaws provide
that the corporation shall have the
power to purchase and maintain
insurance on behalf of the directors
against any liability incurred by
directors in such a capacity or
arising out of such person’s status.

Coppermark	Prosperity

Coppermark’s bylaws further provide for indemnification for any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, for or against any legal or other professional fees or expenses, money penalties or judgments incurred in connection with or resulting from any administrative or civil claim, action or proceeding, or the settlement thereof, instituted by any federal banking agency, except certain indemnification that is prohibited by law.

Coppermark’s bylaws provide for permissive indemnification for other employees and agents.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of a at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of a at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organizations Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s certificate of incorporation nor Prosperity’s bylaws contains any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organizations Code. The affiliated business combinations provisions of the Texas Business Organizations Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to their shareholders.

BUSINESS OF COPPERMARK

Coppermark was incorporated as an Oklahoma corporation in 1979 under the name Guaranty Bancshares, Inc. to serve as a bank holding company for Guaranty Bank & Trust Co. In 2002, Guaranty Bancshares changed its corporate name to Americrest Bancshares, Inc., and Guaranty Bank & Trust was renamed Americrest Bank. In 2004, Americrest Bancshares changed its corporate name to Coppermark Bancshares, Inc., and Americrest Bank was renamed Coppermark Bank. Coppermark does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for CMB. Its primary activities are to provide assistance in the management and coordination of CMB’s financial resources. Coppermark has no significant assets other than all of the outstanding common stock of CMB. Coppermark derives its revenues primarily from the operations of CMB in the form of dividends received from CMB.

CMB was initially chartered as a national bank in 1963 under the name of Guaranty National Bank, and shortly thereafter converted its charter to an Oklahoma state bank under the name of Guaranty Bank & Trust Co. Since their inception, both Coppermark and CMB have generally grown organically.

As a bank holding company, Coppermark is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of September 30, 2012, Coppermark had, on a consolidated basis, total assets of $1.3 billion, total deposits of $1.2 billion, total loans (net of unearned discount) of $871.9 million and total shareholders’ equity of $122.4 million. Coppermark does not file reports with the SEC. Coppermark does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders in connection with its annual meeting.

Products and Services

CMB is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in its primary market areas. CMB offers most types of loans for any legitimate purpose, including loans to small and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences and household goods, and for home improvements or educational needs. CMB also offers depository services and various checking account services. Wire transfer services are also available. In addition, CMB offers personal and business credit card services and a full range of merchant services through its subsidiary, Coppermark Card Services, Inc. doing business as Bankers Credit Card Service. CMB’s business is not seasonal in any material respect.

Market Area

CMB currently has nine (9) banking locations in Oklahoma, with four (4) full-service and three (3) limited-service locations in Oklahoma City, one (1) full-service location in Norman and one (1) full-service location in Edmond. CMB also operates three (3) full-service locations in the Dallas-Fort Worth metropolitan area, with two (2) locations in Dallas and one (1) location in Plano. CMB’s business is not dependent on one or a few major customers.

Competition

The table below lists CMB’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which it provides services:

Market Area	Market Rank(1)	No. of Institutions in Market	Branch Count	Deposits In Market (in millions)	Market Share (%)
Oklahoma City MSA	6	70	9	$1,078.0	4.19
Dallas-Fort Worth-Arlington MSA	121	178	3	65.7	0.04

(1)	Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2012.

Each activity in which Coppermark is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Coppermark competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Coppermark also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Coppermark competes may have capital resources and legal loan limits substantially higher than those maintained by Coppermark.

Employees

As of September 30, 2012, Coppermark had 233 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against Coppermark which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business of Coppermark’s financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF COPPERMARK COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF COPPERMARK

The following table sets forth certain information regarding the beneficial ownership of Coppermark common stock as of January 31, 2013, by (1) directors and executive officers of Coppermark, (2) each person who is known by Coppermark to own beneficially 5% or more of the Coppermark common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Coppermark believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Coppermark.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders that are Not Directors or Executive Officers
Herman Meinders Trustee of the 1996 Revocable Trust of Herman Meinders dtd 9/4/96	608,539		10.53%
Directors and Executive Officers
Steven C. Agee	2,000		*
Richard D. Bogert	216,582		3.75
Steven Dickey	622,970	(2)	10.78
Jacqueline R. Fiegel	87,475	(3)	1.51
J. Edward Foster	126,863		2.19
Maurice Grotjohn	18,000		*
Thomas L. Legan	314,850	(4)	5.45
Robert H. Meinders	479,647		8.30
Jeffrey K. Russell	20,930		*
Russell E. Swarts	744,818	(5)	12.88
Russell M. Workman	10,000		*
Celine Ferguson	23,960		*
Patricia White	9,272		*
Directors and Executive Officers as a Group (13 persons)	2,677,367	(6)	46.15%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 5,781,140 shares of Coppermark common stock outstanding as of January 31, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Coppermark common stock held by such shareholder or group and exercisable within 60 days.
(2)	Comprised of 622,970 shares owned by Dickey Family, L.L.C., an entity of which Mr. Dickey is the sole manager.
(3)	Comprised of 64,550 shares held by Ms. Fiegel, 2,925 shares co-owned by Ms. Fiegel for the benefit of her three children and 20,000 stock options that are currently exercisable.
(4)	Comprised of 314,850 shares held by Shanco, L.L.C., an entity of which Mr. Legan and his spouse each serve as co-manager and have equal voting rights with respect to such shares.
(5)	Comprised of 725,398 shares owned by Swarts Family Investment Company, L.L.C., an entity of which Mr. Swarts is the sole managing member, 3,000 shares held in Mr. Swarts’ IRA and 16,420 shares owned by The Gloria M. Swarts GST Exemption Residuary Trust for the benefit of Russell E. Swarts, of which Mr. Swarts serves as trustee.
(6)	Includes 20,000 stock options that are currently exercisable.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of January 31, 2013, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,340,528	(2)	5.86%
Directors and Executive Officers
James A. Bouligny	321,212	(3)	*
W. R. Collier	261,161	(4)	*
William H. Fagan, M.D.	823,222	(5)	1.44
Leah Henderson	16,207	(6)	*
David Hollaway	147,851	(7)	*
Ned S. Holmes	425,069	(8)	*
Perry Mueller, Jr., D.D.S.	318,345	(9)	*
Charlotte M. Rasche	15,400		*
Harrison Stafford II	292,306	(10)	*
Robert Steelhammer	254,020	(11)	*
H. E. Timanus, Jr.	337,038	(12)	*
David Zalman	694,845	(13)	1.22
Ervan E. Zouzalik	65,580		*
Directors and Executive Officers as a Group (13 persons)	3,972,256	(14)	6.96%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 56,990,469 shares of Prosperity common stock outstanding as of January 31, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 10, 2012 by BlackRock, Inc. Includes shares held by each of BlackRock Asset Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited and BlackRock International Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of the shares of Prosperity’s total outstanding common stock.
(3)	Of the shares beneficially owned by Mr. Bouligny, 28,600 shares are pledged as collateral.
(4)	Includes 234,542 shares held by Mr. Collier individually, 22,164 shares held by The Collier Foundation, for which Mr. Collier serves as President, 1,227 held by Mr. Collier as Trustee of the Separate Trust for R.G. Collier as Established by the Robert F. Collier Asset Trust Agreement, 470 shares held by Caprock Acres, Inc., for which Mr. Collier serves as President, 1,947 shares held by Mr. Collier’s spouse and 811 shares held by an individual retirement account for Mr. Collier’s spouse.
(5)	Includes 3,337 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by a limited partnership with which Dr. Fagan is associated.

(6)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(7)	Includes 2,167 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse, 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 5,000 shares which may be acquired within 60 days pursuant to the exercise of stock options by Mr. Hollaway’s spouse.
(8)	Includes 2,000 shares held of record by Mr. Holmes’ spouse, 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 104,914 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(9)	Includes 237,640 shares held of record by an IRA account, 62,644 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,247 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,247 shares held of record by his spouse.
(10)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, 5,706 shares held of record by Dixie II Investments Ltd., of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(11)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer. Of the shares beneficially owned by Mr. Steelhammer, 85,000 shares are pledged as collateral.
(12)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners.
(13)	Includes 15,652 shares held of record by Mr. Zalman as custodian for his minor children, 70,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 200,000 shares held of record by the David and Vicki Jo Zalman 2006 Childrens’ Trust, of which Daniel Zalman, Mr. Zalman’s brother, serves as trustee. Mr. Zalman disclaims beneficial ownership of the shares held in the Childrens’ Trust and including them in this table is not an admission that Mr. Zalman is the beneficial owner of these shares for any purpose. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(14)	Includes 75,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in the New York Stock Exchange’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Select Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter	$47.66	$39.66	$0.1950
	Second Quarter	47.31	39.87	0.1950
	Third Quarter	45.40	38.90	0.1950
	Fourth Quarter	43.54	38.56	0.2150

2013	First Quarter (through February 13, 2013)	$46.30	$42.38	$—

Coppermark shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger, and these fluctuations could result in an adjustment of the exchange ratio and/or the per share cash consideration. Because of the possibility of an adjustment of the exchange ratio and/or the per share cash consideration, you will not know the exact number of shares of Prosperity common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Coppermark

There is no established public trading market for the common stock of Coppermark, and no market for Coppermark’s common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Coppermark’s common stock, and Coppermark’s common stock is not listed or quoted on any stock exchange or automated quotation system. Coppermark acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 174 holders of Coppermark’s common stock.

Coppermark becomes aware of trades of shares as transfer agent of its common stock and may also become aware of the prices at which these trades are made. The following table sets forth the high and low sales prices known to management of Coppermark for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Number of Shares Traded
2011	First Quarter	$22.00	$22.00	1	3,000
	Second Quarter	N/A	N/A	0	0
	Third Quarter	24.00	21.00	19	26,630
	Fourth Quarter	25.00	21.00	16	8,500

2012	First Quarter	$25.25	$22.00	10	12,616
	Second Quarter	25.35	25.30	2	3,000
	Third Quarter	23.00	23.00	1	2,000
	Fourth Quarter	N/A	N/A	0	0

2013	First Quarter (through February 13, 2013)	N/A	N/A	0	0

The most recent trade of Coppermark’s common stock occurred on August 21, 2012, when 2,000 shares were traded at a price of $23.00 per share. There have been other limited transfers of Coppermark’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of Coppermark’s common stock.

Coppermark is not obligated to register its common stock or, upon any registration, to create a market for its stock.

For the year ended December 31, 2011, Coppermark paid a quarterly dividend of $0.15 per share, with the exception of a $0.17 dividend paid in the fourth quarter, for a total of $0.62 per share for 2011. For the year ended December 31, 2012, Coppermark paid a quarterly dividend of $0.17 per share, for a total of $0.68 per share for 2012.

Coppermark’s shareholders are entitled to receive dividends out of legally available funds as and when declared by Coppermark’s board of directors, in its sole discretion. As an Oklahoma corporation, Coppermark is subject to certain restrictions on dividends under the Oklahoma General Corporation Act. Generally, an Oklahoma corporation may pay dividends to its shareholders out of its surplus (the excess of its net assets over its capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

As a bank holding company with consolidated assets of over $500 million, Coppermark must maintain certain minimum capital standards in accordance with guidelines adopted by the Federal Reserve. The Federal Reserve’s guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the Federal Reserve assigns a risk weight factor of 0% to 100% to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base. At least half of a bank’s risk-based capital must consist of core (Tier 1) capital, which is comprised of (1) common shareholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized losses on marketable equity securities); (2) certain noncumulative perpetual preferred stock and related surplus; and (3) minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and intangible assets. The remainder, supplementary (Tier 2) capital, may consist of (1) allowance for loan and lease losses, up to a maximum of 1.25% of risk weighted assets; (2) certain perpetual preferred stock and related surplus; (3) hybrid capital instruments; (4) perpetual debt; (5) mandatory convertible debt securities; (6) term subordinated debt; (7) intermediate term preferred stock; and (8) certain unrealized holding gains on equity securities. “Total risk based capital” is determined by combining core capital and supplementary capital.

Under the Federal Reserve’s regulatory capital guidelines, Coppermark must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of September 30, 2012, Coppermark had a ratio of Tier 1 capital to adjusted total assets of 9.39%, a ratio of Tier 1 capital to risk-weighted assets of 11.78%, and a ratio of total risk based capital to risk-weighted assets of 12.89%.

Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Coppermark does not engage in separate business activities of a material nature. As a result, Coppermark’s ability to pay dividends depends upon the dividends received from CMB. As an Oklahoma-chartered banking association, CMB’s ability to pay dividends is restricted by certain laws and regulations. Under the Oklahoma Banking Code, approval of the Oklahoma Banking Commissioner is required if the total of all dividends declared by CMB in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

In addition to Oklahoma law restrictions on CMB’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, CMB may not pay any dividend if the payment of the dividend would cause CMB to become undercapitalized or if CMB is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that CMB maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, CMB is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that CMB cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, CMB must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of September 30, 2012, CMB had a ratio of Tier 1 capital to adjusted total assets of 9.30%, a ratio of Tier 1 capital to risk-weighted assets of 11.66% and a ratio of total risk based capital to risk-weighted assets of 12.77%.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 56,990,469 shares of which are outstanding as of January 31, 2013; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of American State Financial Corporation and its subsidiaries as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, incorporated by reference in this proxy statement/prospectus, and the effectiveness of American State Financial Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by BKD, LLP, independent accountants, as stated in their reports, which are incorporated by reference in this proxy statement/prospectus. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

During the first quarter of 2012, Prosperity adopted the accounting standard regarding the presentation of comprehensive income. This standard was issued to increase the prominence of items reported in other comprehensive income. Prosperity has presented all non-owner changes in shareholders’ equity in a single, continuous statement in its consolidated financial statements as “Consolidated Statements of Comprehensive Income.” The standard does not change the following: items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, the requirement to disclose the tax effect for each component of other comprehensive income or how earnings per share is calculated or presented. Prosperity’s comprehensive income includes unrealized gains and losses on available for sale investments. The adoption of this standard in the first quarter of 2012 impacted Prosperity’s financial statement presentation only.

The following presents the retroactive presentation of the accounting standard regarding the presentation of comprehensive income for each of the periods indicated:

	For the Years Ended December 31,
	2011	2010	2009
	(Dollars in thousands)
Net income	$141,749	$127,708	$111,879
Other comprehensive (loss) gain, before tax:
Securities available for sale:
Change in unrealized (loss) gain during period	(1,280)	(3,848)	10,697

Total other comprehensive (loss) gain, before tax	(1,280)	(3,848)	10,697
Deferred tax benefit related to other comprehensive income	448	1,346	(3,744)

Other comprehensive (loss) income, net of tax	(832)	(2,502)	6,953

Comprehensive income	$140,917	$125,206	$118,832

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Coppermark by Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of Coppermark knows of no matters that will be presented for consideration at the special meeting of shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Proxy Statement for Annual Meeting filed on March 16, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Current Reports on Form 8-K filed on January 3, January 20 (second filing only), February 24, February 27, March 7, March 14, March 28, and April 2, April 23, July 6, July 30, October 4, November 26, and December 13, 2012 and January 3, and January 31, 2013; and

•

The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statements on Form 8-A dated November 10, 1998 and December 22, 2011, including any amendment or report filed with the SEC for the purpose of updating such description.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc. Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Senior Executive Vice President and General Counsel

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by March 15, 2013.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of Coppermark in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor Coppermark has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Coppermark has supplied all of the information about Coppermark and CMB contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

COPPERMARK BANCSHARES, INC.

Dated as of December 10, 2012

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
Section 13.14	No Third Party Beneficiaries	A-45
Section 13.15	Disclosures	A-45

EXHIBITS

Exhibit A	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 3.1(a)	Ownership of Stock
Schedule 3.1(c)	Trust Services
Schedule 3.1(e)	Subsidiaries
Schedule 3.2(d)	Options and Other Rights
Schedule 3.2(e)	Voting Trusts or Similar Agreements
Schedule 3.2(f)	Dividends
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Past Due Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.11	Personal Property
Schedule 3.12	Environmental Matters
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(f)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16(a)	Insurance
Schedule 3.16(b)	Insurance Policies Renewals
Schedule 3.17	Third Party Consents
Schedule 3.18(a)	Compliance with Laws and Regulatory Filings
Schedule 3.19	Regulatory Actions and Approvals
Schedule 3.22(a)	Compensation and Benefit Plans
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.27	Brokered Deposits
Schedule 3.29	Intellectual Property Rights
Schedule 3.31	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(iii)	Issuance of Company Shares
Schedule 5.2(b)(vi)	Changes to Contracts
Schedule 5.2(b)(viii)	Changes in Compensation
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.6(b)	Persons to Sign Employment Agreements
Schedule 5.6(c)	Persons to Sign Non-Competition or Employment Agreements
Schedule 10.5	Termination of Employment and Change In Control Agreements

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of December 10, 2012 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Coppermark Bancshares, Inc. (the “Company”), an Oklahoma corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each member of the Board of Directors and certain officers of the Company and the Bank (as defined below) and holders of 10% or more of Company Stock (as defined in Section 3.2(a)) has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she agrees to vote the shares of Company Stock beneficially owned by such person in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of Company Stock shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Coppermark Bank (the “Bank”), an Oklahoma banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity (the “Bank Merger”).

ARTICLE I.

THE MERGER

Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J of the Texas Business Organizations Code (“TBOC”) and Sections 18-1082 and 18-1088 of the Oklahoma General Corporation Act (“OGCA”).

Section 1.2    Articles of Incorporation, Bylaws and Facilities of Continuing Corporation.    At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately prior to the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3    Board of Directors and Officers of Continuing Corporation.    At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately prior to the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4    Effect of Merger.    At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC and Section 18-1088 of the OGCA.

Section 1.5    Liabilities of Continuing Corporation.    At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6    Approvals and Notices.    This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of

Incorporation and Bylaws of the Company. The Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Oklahoma State Banking Department (“OBD”) and the Texas Department of Banking (“TDB”).

Section 1.7    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8    Modification of Structure.    Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or Oklahoma state income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1    Merger Consideration.

(a) Unless otherwise adjusted as provided in Section 2.2(b), Section 2.2(c) or Section 2.3 hereof, each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time, including any stock appreciation rights, warrants or other rights to acquire, or convertible into, any capital stock of the Company, but excluding any Dissenting Shares (as defined in Section 2.5 hereof), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of shares of common stock, $1.00 par value, of Prosperity (“Prosperity Common Stock”) equal to the quotient, rounded to the nearest ten thousandth (the “Exchange Ratio”), obtained by dividing 3,258,845 (the “Stock Consideration”) by the number of shares of Company Stock outstanding immediately prior to the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional share of Prosperity Common Stock as determined in accordance with Section 2.1(c), and (ii) an amount of cash equal to $60,000,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). At the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (other than (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) shares of Company Stock held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of Prosperity Common Stock shall be the average of the closing price per share of Prosperity Common Stock on The New York Stock Exchange (“NYSE”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2    Adjustment to Merger Consideration.

(a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Company Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

(b) In the event the Average Closing Price shall be:

(i)	less than $36.52; and

(ii)	the percentage difference between:

(A) $42.96 (the average of the closing price of Prosperity Common Stock for the ten (10) consecutive trading days ending on and including September 10, 2012) and (B) the Average Closing Price

is not equal to at least 85% of the percentage difference between:

(Y) $28.12 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the ten (10) consecutive trading days ending on and including September 10, 2012) and (Z) the average of the closing price of the PowerShares KBW Regional Banking Portfolio (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) for the ten (10) consecutive trading days ending on and including the fifth trading day preceding the Closing Date, then the Company may give notice of its intent to terminate the Agreement as provided in Section 9.1(e) hereof; subject to Prosperity’s right, in its sole and absolute discretion, to (x) increase the Exchange Ratio, (y) increase the Per Share Cash Consideration or (z) increase both the Exchange Ratio and the Per Share Cash Consideration, so that, as a result of such adjustments contemplated in the case of each of clause (x), (y) and (z), the Merger Consideration, based on the Average Closing Price, shall be no less than $179,013,000. If Prosperity elects to make the Walkaway Counter Offer (as defined in Section 9.1(e)), it shall give prompt written notice to the Company of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the adjustments to the Exchange Ratio and/or Per Share Cash Consideration, as the case may be, and shall include a calculation of the adjusted Merger Consideration. Any references in this Agreement to “Exchange Ratio,” “Per Share Cash Consideration” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio, Per Share Cash Consideration and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice.

(c) In the event the Average Closing Price of the Prosperity Common Stock shall be greater than $49.40, Prosperity shall decrease (i) the Exchange Ratio, (ii) the Per Share Cash Consideration or (iii) both the Exchange Ratio and the Per Share Cash Consideration, so that, as a result of such adjustments contemplated in the case of each of clause (i), (ii) and (iii), the Merger Consideration, based on the Average Closing Price, shall be no more than $220,987,000. Upon the occurrence of any adjustment pursuant to this Section 2.2(c), any references in this Agreement to “Exchange Ratio,” “Per Share Cash Consideration” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio, Per Share Cash Consideration and Merger Consideration after giving effect to such adjustment.

(d) Notwithstanding the foregoing, in no event shall Prosperity make an election pursuant to Section 2.2(b) or Section 2.2(c) to pay additional Cash Consideration in an amount that would jeopardize the ability of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.3    Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date shall be less than $122,577,000, the Cash Consideration, as may be adjusted pursuant to Section 2.2(b) or Section 2.2(c) hereof, will be reduced by an amount equal to the difference between $122,577,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” shall equal the sum of the capital stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company shall include deductions made for certain extraordinary items related to the Merger, this Agreement and the transactions contemplated hereby, including, but not limited to reductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9 hereof, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services prior to or following the Closing Date, (v) the after-tax amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or severance, noncompetition, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those pursuant to Section 10.5 hereof, (vi) the after-tax amount of any cost to fully fund and liquidate all employee benefit and retirement plans, and (vii) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10 hereof. Notwithstanding the foregoing, Equity Capital shall not be reduced for any conforming accounting adjustments made by the Company at the request of Prosperity pursuant to Section 5.8 hereof.

Section 2.4    Treatment of Company Options.    Pursuant to the terms of the Coppermark Bancshares, Inc. Stock Option Plan and each underlying option agreement, each option to acquire Company Stock (each a “Company Option”) will become exercisable upon the approval of this Agreement by the Company’s shareholders at the Company Shareholder Meeting. The Board of Directors of the Company shall set a date (which date will be before the Effective Time) (the “Specified Date”) prior to which all Options may be exercised. After the Specified Date, all unexercised Options will terminate. On or before the Specified Date, each Company Option may be exercised by the payment of cash by the holder thereof in accordance with its terms.

Section 2.5    Dissenting Shares.    Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of nor consented in writing to the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Section 18-1091 of the OGCA is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the OGCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the OGCA; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the OGCA. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the OGCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6    Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing shares of Prosperity Common Stock and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Section 2.2(b), Section 2.2(c) and Section 2.3 hereof, (B) to holders of Dissenting Shares pursuant to Section 2.5 hereof, if any, and (C) to holders of a fraction of a share of Prosperity Common Stock pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Stock represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, as may be adjusted pursuant to Sections 2.2 and 2.3 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the shares of Prosperity Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate.

(d) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(f) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(g) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or prior to the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III. The Company agrees that two (2) business days prior to the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days prior to the date of Closing.

Section 3.1    Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Except as set forth on Schedule 3.1(a), the Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is an Oklahoma banking association duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Each other Subsidiary of the Company is duly organized, validly existing and in good standing under the laws in which it was formed.

(b) Each of the Company and its Subsidiaries has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.

(c) Except as set forth in Schedule 3.1(c), the Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the ODB.

(d) True and complete copies of the Certificate of Incorporation and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(c) hereof), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1(e), neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2    Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.01 par value, 5,693,960 shares of which are issued and 5,663,140 shares of which are outstanding as of the date of this Agreement, and 10,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding as of the date of this Agreement (collectively, the “Company Stock”). All of the issued and outstanding shares of Company Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 225,000 shares of common stock, $10.00 par value, all of which are issued and outstanding as of the date of this Agreement.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind and (iii) there are no irrevocable proxies with respect to such shares. There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(d) Except as set forth on Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Stock. If all of the outstanding options listed on Schedule 3.2(d) are exercised by the holder thereof, the Company would be obligated to issue 138,000 shares of Company Stock. As of one (1) business day prior to the Effective Time, there will be no options, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued shares of Company Stock.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement and Irrevocable Proxy attached hereto as Exhibit A and except as set forth on Schedule 3.2(e), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Stock.

(f) Except as set forth on Schedule 3.2(f), and consistent with past practice, the Company has not paid any dividends on the Company Stock after September 30, 2012.

Section 3.3    Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Merger, and each of the Company and its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement, including the Bank Merger.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4    Investments.    The Company has furnished to Prosperity a complete list, as of September 30, 2012, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5    Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its (i) audited consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”), and (ii) unaudited consolidated balance sheets and related consolidated statements of income and changes in shareholders’ equity as of and for the nine months ended September 30, 2012 and 2011 (the “Interim Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2011, and for the nine months ended September 30, 2012. The Annual Financial Statements, Interim Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements and Interim Financial Statements fairly present the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis, except that the Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end adjustments. The Call Reports fairly present the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor any Subsidiary had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement.

Section 3.6    Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (individually a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Company has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of September 30, 2012 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7    Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation is reasonably likely to have a Material Adverse Effect on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank and any other Subsidiary (“Watch List”) as of September 30, 2012. To the knowledge of the Company, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8    [Reserved.]

Section 3.9    Credit Card Services.     Each of the Company and its Subsidiaries, as applicable, has all of the proper agreements in place with the agent banks and merchants necessary to conduct the Company’s or such Subsidiary’s credit card services business. The Company will, or will cause the applicable Subsidiary to, use its best efforts to take all steps necessary to ensure that Prosperity or its Subsidiary will assume all of such agreements upon consummation of the Merger and/or Bank Merger.

Section 3.10    Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or its Subsidiaries, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.10(a), title insurance policies for the owned real property referred to in Schedule 3.10(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) Except as set forth on Schedule 3.10(a), no lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) Except as set forth on Schedule 3.10(a), none of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) Except as set forth on Schedule 3.10(a), the Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) Except as set forth on Schedule 3.10(e), all buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11    Personal Property.    Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12    Environmental Laws.    The representations and warranties in this Section 3.12 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters. The Company and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. Except as set forth on Schedule 3.12, no Company Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or owned, operated or leased by the Company or its Subsidiaries within the ten (10) years preceding the date of this Agreement, has been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s knowledge, (A) the Company Real Property is free of asbestos and (B) no real property currently owned by it or any Subsidiary is, or has been, a heavy industrial site or landfill. Except as set forth on Schedule 3.12, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and, to the Company’s knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made available to Prosperity all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, and all common law theories (at law or in equity) relating to, pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company and its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13    Litigation and Other Proceedings.    Except as set forth in Schedule 3.13, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of the Company or any Subsidiary, threatened before any court or administrative body in any manner against the Company or any Subsidiary, or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or its Subsidiaries, or any officer or director thereof subsequent to the date of this Agreement. The Company has no knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which could question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14    Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) The Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid except those that the Company or any Subsidiary is contesting in good faith through appropriate proceedings that are accrued on the Company Financial Statements in accordance with GAAP. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. If the Company or any of its Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries or, to the Company’s knowledge, Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Neither the Company nor any of its Subsidiaries is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

(k) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2012, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.15    Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, restricted stock, stock appreciation or other employee benefit agreement or arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22;

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) except as set forth in Schedule 3.10(a), contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Stock, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of ten percent (10%) or more of the issued and outstanding Company Stock or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $50,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; or

(xvi) any agreement related to the Company’s credit card business which may not be terminated without payment or penalty upon notice of 30 days or less.

(b) Each contract or commitment set forth in Schedule 3.15 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.15 has been delivered or made available to Prosperity.

Section 3.16    Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Schedule 3.16(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. Except as set forth on Schedule 3.16(b), no insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its

Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.17    No Conflict With Other Instruments.    The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Constituent Documents, (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) assuming all consents of third parties set forth on Schedule 3.17 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (iii) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on the Company.

Section 3.18    Compliance with Laws and Regulatory Filings.

(a) Except as set on Schedule 3.18(a), the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over the Company, the approval of the Company’s shareholders and the consents of the third parties set forth in Schedule 3.17, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OBD, the TDB, or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

Section 3.19    Regulatory Actions and Approvals.    There are no actions or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Neither the Company nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does the Company or any Subsidiary have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the other transactions contemplated by this Agreement, including the Bank Merger.

Section 3.20    Absence of Certain Changes.    Since September 30, 2012, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21    Employment Relations.    The relations of the Company with its employees are satisfactory. Neither the Company nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its respective employees. The Company and its Subsidiaries have complied with all laws relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company or any Subsidiary that the Company or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.22    Compensation and Benefit Plans.

(a) Schedule 3.22(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of the Company, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) Neither the Company nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full. Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA.

(d) There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries now or following the Closing. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any service provider or former service provider of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23    Deferred Compensation and Salary Continuation Arrangements.    Schedule 3.23 contains a list of all nonqualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Closing Date, will be, accrued in accordance with GAAP for on the Company Financial Statements. Each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24    Brokers, Finders and Financial Advisors.    Other than as set forth in Schedule 3.24, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.25    Accounting Controls.    The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (iii) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Board of Directors and/or the duly authorized executive officers of the Company; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26    Derivative Contracts.    Neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27    Deposits.    Except as set forth on Schedule 3.27, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28    Community Reinvestment Act.    The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the OBD, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.29    Intellectual Property Rights.

(a) Schedule 3.29 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to the Company’s knowledge, has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.30    Fraud; Bank Secrecy Act; USA PATRIOT Act.    The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation during the last two (2) years. Each of the Company and the Bank is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of the Company and the Bank is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.

Section 3.31    Shareholders’ List.    Schedule 3.31 contains a true, correct and complete list of the holders of shares of Company Stock as of a date within ten (10) business days prior to the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing.

Section 3.32    SEC Status; Securities Issuances.    The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.33    Fiduciary Responsibilities.    The Bank has performed in all of its duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

Section 3.34    Dissenting Shareholders.    The Company has no knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s shares of Company Stock in the manner provided in Section 18-1091 of the OGCA.

Section 3.35    Takeover Laws.    This Agreement and the Merger contemplated hereby are not subject to the requirements of any “moratorium,” “control stock,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 18-1145 through 18-1155 of the OGCA.

Section 3.36    Fairness Opinion.    Prior to the execution of this Agreement, the Company has received a written opinion from Commerce Street Capital, LLC, dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1    Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. Prosperity Bank does not conduct trust activities.

Section 4.2    Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock, 56,452,802 shares of which are issued and 56,415,714 shares of which are outstanding as of the date of this Agreement, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s knowledge, the Prosperity Common Stock.

(b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws. The Prosperity Common Shares to be issued in exchange for Company Stock in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3    Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4    No Conflict With Other Instruments.    The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect on Prosperity.

Section 4.5    Litigation and Other Proceedings.    There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To Prosperity’s knowledge, neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions contemplated by this Agreement.

Section 4.6    Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2011 and 2010, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009 and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30 and September 30, 2012, as filed with the SEC, which contain Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, June 30 and September 30, 2012 and 2011. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

Section 4.7    Securities and Exchange Commission Reporting Obligations.    Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8    Compliance with Laws and Regulatory Filings.    Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity, true and correct in all material respects.

Section 4.9    Regulatory Actions and Approvals.    There are no actions or proceedings pending or, to Prosperity’s knowledge, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Prosperity has no knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.10    Absence of Certain Changes.    Since September 30, 2012, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1    Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Shareholder Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Board of Directors of the Company, recommend to the holders of Company Stock the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Unless the Board of Directors of the Company determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and its Financial Advisor (as defined in Section 5.5(b)), that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to Prosperity the recommendation of the Board of Directors of the Company and will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2    Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any litigation against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect (without regard to any materiality qualifiers contained therein) or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain the Regulatory Approvals (as defined in Section 12.1 hereof) or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (1) as expressly contemplated or permitted by this Agreement or (2) as required by law or regulation, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Prosperity, which consent shall not be unreasonably withheld:

(i) adjust, split, combine or reclassify any of the Company Stock;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $500,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made prior to the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $500,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two (2) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth on Schedule 5.2(b)(iii);

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) except as set forth on Schedule 5.2(b)(vi), enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated persons;

(viii) except as set forth on Schedule 5.2(b)(viii), increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise required under applicable law;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock, other than (1) the payment of dividends from the Bank to the Company and (2) the payment of the regular quarterly dividend of $0.17 per share to the shareholders of the Company on each of November 30, 2012 and February 28, 2013, or (B) directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit prior to review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Articles of Incorporation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made prior to the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Company or any Subsidiary;

(xxv) make any changes to its investment securities portfolio from that as of September 30, 2012, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi) agree to do any of the foregoing.

Section 5.3    Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries and to conduct the environmental investigations provided in Section 5.14 of this Agreement, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4    Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company Shareholder Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5    Standstill Provision.

(a) Neither the Company, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Company Shareholder Meeting that the Board of Directors of the Company has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth on Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within twenty-four (24) hours, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6    Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director and certain officers of the Company and the Bank and each holder of ten percent (10%) or more of the issued and outstanding Company Stock.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment agreements executed by each of the persons listed on Schedule 5.6(b), which employment agreements shall not become effective until the Effective Time.

(c) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition or employment agreements executed by each of the persons listed on Schedule 5.6(c), which non-competition or employment agreements shall not become effective until the Effective Time.

(d) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each of the directors of the Company and the Bank who does not deliver an employment or non-competition agreement pursuant to Section 5.6(b) or 5.6(c), which non-competition agreements shall not become effective until the Effective Time.

Section 5.7    Termination of Data Processing Contracts.    The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts.

Section 5.8    Conforming Accounting Adjustments.    The Company shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9    Directors’ and Officers’ Liability Insurance.    The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10    Allowance for Loan Losses.    The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.31% of total loans (the “Minimum Allowance Amount”); provided, however, that if the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately prior to the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11    Third Party Consents.    The Company will use its best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Schedule 3.17.

Section 5.12    Attendance at Certain Company and Bank Meetings.    In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitation in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement,

(ii) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13    Releases.    Each of the directors and officers (with a title of Senior Vice President or above as of the date hereof or who executed an agreement specified in Section 5.6(b) or 5.6(c) hereof) of the Company and the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”) effective as of the Effective Time releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument).

Section 5.14    Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonable likely to have a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected by Prosperity to exceed $75,000 or that is reasonably likely to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which is reasonably likely to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which is reasonably likely to have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15    Bank Transaction.    Prior to the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

Section 5.16    Termination of Shareholders’ Agreement.    The Company agrees to use its best efforts to obtain from each shareholder who is a party to the Control Stockholders Agreement (Amended and Restated as of December 21, 2011) (the “Stockholder Agreement”) with respect to shares of Company Stock, and deliver to Prosperity as soon as practicable, but in no event later than ten (10) days prior to the Closing, an executed counterpart to a termination agreement that provides for the termination of the Stockholder Agreement. Such termination agreement shall be in form and substance satisfactory to Prosperity and shall provide that if this Agreement is terminated prior to the Effective Time, the Stockholder Agreement will again be in effect.

Section 5.17    Termination of Line of Credit.    At least ten (10) business days prior to the Effective Time, the Company will terminate its line of credit and related pledge agreement with F&M Bank, Tulsa, Oklahoma, and use its best efforts to have F&M Bank return any collateral surrendered thereto to the Company.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1    Best Efforts.    Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file, or will cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board as soon as practicable after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested. Prosperity will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2    Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Company Shareholder Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3    NYSE Listing.    Prosperity shall file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for listing on the NYSE and use its best efforts to effect said listing.

Section 6.4    Issuance of Prosperity Common Stock.    The shares of Prosperity Common Stock to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

The shares of Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The Prosperity Common Stock to be issued to the shareholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Stock issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5    Access to Properties and Records.    To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1    Notification; Updated Disclosure Schedules.    The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2    Confidentiality.

(a) Prosperity and the Company agree that terms of the Confidentiality Agreement dated August 27, 2012 between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3    Publicity.    Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4    Employee Benefit Plans.

(a) To the extent requested by Prosperity, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (including any severance programs but excluding vesting requirements under stock incentive plans and plans described in paragraph (c) of this Section 7.4), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Prosperity plans and applicable law, Prosperity further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. To the extent necessary, Prosperity shall use commercially reasonable efforts to cause its health insurance carrier to similarly credit such amounts. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

(c) Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’s employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

ARTICLE VIII.

CLOSING

Section 8.1    Closing.    Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval (as defined in Section 12.1 hereof) and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2    Effective Time.    Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of the Regulatory Approvals of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas and the certificate of merger or consolidation to be filed with the Secretary of State of the State of Oklahoma (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1    Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the one hundred eightieth (180th) day following the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which case the Effective Time has not occurred on or before the two hundred tenth (210th) day following the date of this Agreement, or such later date as has been approved in writing by the Boards of Directors of Prosperity and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv) the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholder Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company if Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. If the Board of Directors of the Company desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Prosperity if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity, or (iii) any of the conditions set forth in Section 5.14(c) hereof shall have occurred. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i) above, the Board of Directors must notify the Company in writing of its intent to terminate stating the cause therefor. The Company shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time prior to the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated any time before Closing by the Board of Directors of the Company at any time during the five-day period following the fifth trading day immediately preceding the Closing Date (the “Determination Date”), if (i) the Average Closing Price of the Prosperity Common Stock is less than $36.52 and (ii) the Prosperity Common Stock has underperformed the PowerShares KBW Regional Banking Portfolio by more than 15% calculated in accordance with Section 2.2(b) hereof, subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Prosperity; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Prosperity shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.2(b) (“Walkaway Counter Offer”). If Prosperity elects to make the Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to the Company during the five-day period following receipt of the termination notice previously sent by the Company, whereupon such notice of termination shall be null and void and of no effect, the Company shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and/or Per Share Cash Consideration). Any references in this Agreement to the “Exchange Ratio,” “Per Share Cash Consideration” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio, Per Share Cash Consideration and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If Prosperity declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the Prosperity Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.1(e).

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Company if prior to the Effective Time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Board of Directors of the Company determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee (as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Company may not terminate this Agreement under this Section 9.1(f) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Board of Directors of the Company has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Board of Directors of the Company considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Board of Directors of the Company in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(f) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (f) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses (as defined in Section 9.3(a)(iii)) as required by Section 9.3.

(g) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Prosperity if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Board of Directors of the Company resolves to accept an Acquisition Proposal; or (iii) the Board of Directors of the Company withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2    Effect of Termination.    Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1 hereof, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 shall survive termination of this Agreement. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3    Termination Fee and Expenses.    To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the sum of $8,500,000 (the “Termination Fee”);

(ii) Prosperity under the provisions of Section 9.1(g), then the Company shall pay to Prosperity the Termination Fee;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $500,000 (“Prosperity Expenses”); or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this

Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1    Compliance with Representations and Warranties.    The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2    Performance of Obligations.    The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.3    Absence of Material Adverse Change.    There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4    Releases.    Each director and officer (with a title of Senior Vice President or above or who executed an agreement specified in Section 5.6(b) or 5.6(c) hereof)) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5    Termination of Employment and Change in Control Agreements.    Each of the employment and change in control agreements between the Company and/or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6    Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment agreement with Prosperity and/or Prosperity Bank.

(b) Each of the persons set forth in Schedule 5.6(c) shall have entered into a non-competition or employment agreement with Prosperity and/or Prosperity Bank.

(c) Each of the directors of the Company and the Bank who does not deliver an employment or non-competition agreement pursuant to Section 5.6(b) or 5.6(c) shall have entered into a Director Non-competition Agreement.

Section 10.7    Shareholder Vote; Dissenters’ Rights.    Each of the directors and certain officers of the Company and the Bank and holders of ten percent (10%) or more of Company Stock shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Stock shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders. Holders of shares representing no more than five percent (5%) of the issued and outstanding Company Stock shall have demanded or shall be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8    Consents and Approvals.    All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9    Allowance for Loan Losses.    As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10    Credit Card Business.    Prosperity and/or Prosperity Bank will have received all consents and approvals necessary to operate the Company’s credit card business upon consummation of the Merger.

Section 10.11    Option Releases.    The Company shall have delivered an executed release form each holder of outstanding and unexercised stock options to acquire shares of Company Stock in a form mutually agreed to by the Company and Prosperity.

Section 10.12    Termination of Line of Credit.    The Company’s line of credit and related pledge agreement with F&M Bank, Tulsa, Oklahoma, shall have been terminated and the Company shall own the capital stock of the Bank free and clear of any liens, claims, security interests or encumbrances of any kind.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1    Compliance with Representations and Warranties.    The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall have received a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2    Performance of Obligations.    Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. The Company shall have received a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.3    Absence of Material Adverse Change.    There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1    Government Approvals.    Prosperity shall (a) have received the approval, or waiver of approval, of the transactions contemplated by this Agreement, including the Bank Merger, from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the Bank Merger (collectively, the “Regulatory Approvals”), which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are reasonably unacceptable to Prosperity, and (b) any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby, including the Bank Merger, shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2    Shareholder Approval.    The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3    Tax Opinion.    The Company shall have received an opinion of Fenimore, Kay, Harrison & Ford, LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of the Company, Prosperity and others.

Section 12.4    Registration of Prosperity Common Stock.    The Registration Statement covering the shares of Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

Section 12.5    Listing of Prosperity Common Stock.    The shares of Prosperity Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1    Certain Definitions.    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C) changes in global, national or regional political conditions or general economic or market conditions in the United States, the State of Oklahoma and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement, including the Bank Merger.

(c) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2    Nonsurvival of Representations and Warranties.    The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3    Amendments.    This Agreement may be amended only by a writing signed by Prosperity and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4    Expenses.    Except as otherwise provided in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5    Notices.    Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person or mailed by first class mail, postage prepaid or sent by facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Attention:        Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Attention:        Ms. Charlotte M. Rasche

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Attention:        Mr. William T. Luedke IV

If to the Company:

Coppermark Bancshares, Inc.

3333 N.W. Expressway

Oklahoma City, Oklahoma 73112

Fax No.: (405) 810-4929

Attention:        Mr. Russell E. Swarts

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

111 Congress Avenue, Suite 820

Austin, Texas 78701

Fax No.: (512) 583-5940

Attention:        Mr. Chet Fenimore

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6    Controlling Law.    All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7    Headings.    The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9    Severability.    Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10    Entire Agreement.    Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11    Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12    Assignment; Binding on Successors.    Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13    Gender; Plurals.    Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14    No Third Party Beneficiaries.    Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15    Disclosures.    Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

COPPERMARK BANCSHARES, INC.

By:	/s/ Russell E. Swarts
Russell E. Swarts
Chairman

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of December 10, 2012, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Coppermark Bancshares, Inc., an Oklahoma corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and Coppermark Bank, an Oklahoma banking association and wholly-owned subsidiary of the Company (the “Bank”), and shareholders who own 10% or more of Company Common Stock have agreed to vote his or her shares of Company Common Stock in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Prosperity are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Company that such Shareholder is the registered owner or beneficial owner of or has full voting power to be exercised at a meeting of the Company’s shareholders, or if such shares of Company Common Stock are subject to the Control Stockholders Agreement (Amended and Restated as of December 21, 2011) by and among the Company and certain shareholders of the Company (the “Shareholders’ Agreement”), at a pre-meeting called and held pursuant to the Shareholders’ Agreement, with respect to the number of shares of Company Common Stock set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Common Stock or grant any proxy with respect thereto (except as already provided by the Shareholders’ Agreement, if applicable), other than to other members of the Board of Directors of the Company for the purpose of voting to approve the Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of the Company who has executed a copy of this Voting Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (z) such transfers as Prosperity may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Common Stock acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting or the pre-meeting to be called pursuant to the Shareholders’ Agreement, if applicable, and (b) against approval of any Acquisition Proposal (as defined in the Agreement) made in opposition to or competition with such proposals presented at the Meeting, any pre-meeting to be called pursuant to the Shareholders’ Agreement or any other meeting of shareholders held prior or subsequent to the Meeting; provided, however, that this Section 2 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement.

3. Each Shareholder shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Company’s Board to consider, support or seek any Acquisition Proposal or otherwise take any action designed to make any Acquisition Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Acquisition Proposal or any representative of such person after becoming aware that the person has made or is considering making an Acquisition Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Acquisition Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Acquisition Proposal and will provide the Company with all information Prosperity requests that is available to the Shareholder regarding any Acquisition Proposal or possible Acquisition Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Company’s Board is required to consider, endorse or support any Acquisition Proposal or to invite or seek any Acquisition Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Company Board may comply with the provisions of Section 5.5(b), Section 5.5(c) and Article IX of the Agreement that relate to an Acquisition Proposal (as well as a Superior Proposal, as defined therein) and the provisions of this Section 3 shall not apply to such actions or inactions by the Board of Directors, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint David Zalman and Charlotte Rasche (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Company are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 18-1057 of the Oklahoma General Corporation Act (“OGCA”). Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.

10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the OGCA with respect to the Merger and (b) confirms receipt of a copy of the provisions of the OGCA related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the OGCA or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Prosperity and the Shareholder.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:

Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

Address:

Prosperity Bank Plaza
4295 San Felipe
Houston, Texas 77027
Attention: David Zalman

COMPANY:

COPPERMARK BANCSHARES, INC.

By:

Name:	Russell E. Swarts
Title:	Chairman

Address:

3333 N.W. Expressway
Oklahoma City, Oklahoma 73112
Attention: Russell E. Swarts

[Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

3333 N.W. Expressway

Oklahoma City, Oklahoma 73112

STEVEN C. AGEE REVOCABLE TRUST
Number of Shares: 2,000

RICHARD D. BOGERT 1994 REVOCABLE TRUST
Number of Shares: 192,582

DICKEY FAMILY LLC
Number of Shares: 622,970

Jacqueline R. Fiegel
Number of Shares: 67,475

J. Edward Foster
Number of Shares: 1,000

JOHN NORMAN FOSTER FAMILY LIMITED PARTNERSHIP A
Number of Shares: 355,345

Maurice E. Grotjohn
Number of Shares: 17,000

[Shareholder Signature Page to Voting Agreement]

Robert H. Meinders
Number of Shares: 437,647

Jeffrey K. Russell
Number of Shares: 20,930

SHANCO, L.L.C.
Number of Shares: 314,850

Russell M. Workman
Number of Shares: 10,000

Gloria M. Swarts GST Exemption Residuary
TR FBO Russell E. Swarts Jr. TTEE
Number of Shares: 16,240

Russell E. Swarts
Number of Shares: 3,000

SWARTS FAMILY INVESTMENT COMPANY, L.L.C.
Number of Shares: 725,398

[Shareholder Signature Page to Voting Agreement]

HERMAN MEINDERS TRUSTEE OF THE 1996 REVOCABLE TRUST OF HERMAN MEINDERS DTD 9/4/96
Number of Shares: 609,539

[Shareholder Signature Page to Voting Agreement]

Appendix B

December 10, 2012

Board of Directors

Coppermark Bancshares, Inc.

3333 Northwest Expressway

Oklahoma City, OK 73112

Members of the Board:

Commerce Street Capital, LLC (“CSC”) has been engaged by the Board of Directors of Coppermark Bancshares, Inc. of Oklahoma City, Oklahoma (the “Company”) to issue an opinion as to the fairness, from a financial point of view, to the shareholders of Coppermark Bancshares, Inc. with regard to a proposed Agreement and Plan of Reorganization dated December 10, 2012 (the “Agreement”).

The Agreement is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company and bank holding company registered under the Bank Holding Company Act of 1956 (“BHC Act”), and Coppermark Bancshares, Inc., an Oklahoma corporation and bank holding company registered under the BHC Act.

The Agreement provides for the Merger of the Company with and into Prosperity, with Prosperity as the surviving entity, all pursuant to the Agreement. In connection with the Merger, all of the issued and outstanding shares of capital stock of the Company (“Company Stock”) shall be exchanged for such consideration as set forth in the Agreement.

It is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and Coppermark Bank (the “Bank”), an Oklahoma banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity.

CSC reviewed the financial terms of the proposed transaction. Pursuant to the Agreement, the Company’s shareholders will receive, in the aggregate, 3,258,845 shares of Prosperity common stock and $60,000,000 in cash consideration. Based on 5,801,140 fully diluted shares of Company common stock issued and outstanding holders of Company Stock will receive 0.5618 shares of Prosperity common stock and $10.34 in cash, subject to adjustment, for each share they own. Using the closing price of Prosperity’s common stock of $41.13 per share on November 30, 2012, the merger consideration would equal $194,036,295 and the per share merger consideration would equal $33.45 per share on a fully diluted basis.

CSC’s Opinion is based on information furnished by the management of Coppermark Bancshares, Inc. or obtained by CSC from published sources CSC considers relevant and reliable. CSC relied upon and assumed the accuracy and completeness of all information submitted to it or that was publicly available and has made no

B-1

independent verification of this information. CSC has not conducted any valuation or appraisal of any individual assets or liabilities, nor have any such valuations or appraisals been provided to CSC. CSC relied as to all legal matters relevant to rendering our Opinion upon the advice of counsel. The management of Coppermark Bancshares, Inc. has informed CSC that they know of no additional information that would have a material effect upon CSC’s Opinion.

In arriving at the Opinion, CSC has followed generally accepted industry practices for the valuation of commercial banks and their holding companies and has used such valuation methodologies as CSC has deemed necessary or appropriate for the purposes of this Opinion. In giving the Opinion, CSC has given consideration to all available financial data and other relevant factors affecting the value of Coppermark Bancshares, Inc. and Prosperity including, but not limited to, the following: (i) certain historical financial and operating data of Coppermark Bancshares, Inc. for the period ended December 31, 2008 through September 30, 2012, (ii) certain historical financial and operating data of Prosperity for the period ended December 31, 2008 through September 30, 2012, (iii) the Regulatory Call Reports of the Bank as of June 30, 2012 and September 30, 2012, (iv) the Regulatory Call Reports of Prosperity Bank as of June 30, 2012 and September 30, 2012, (v) the September 30, 2012 Uniform Bank Performance Report (the “UBPR”) for the Bank, (vi) publicly available terms of certain transactions involving organizations comparable to the Company and Prosperity and the consideration received for such organizations, (vii) certain publicly available information concerning the business of the Company, the Bank, Prosperity and Prosperity Bank, and of certain other companies engaged in businesses comparable to the Company, the Bank, Prosperity and Prosperity Bank, and the reported prices for certain other companies’ securities deemed comparable, (viii) the results of an analysis of the Company’s normalized earnings (ix) other such factors as we have deemed appropriate.

Neither, Commerce Street Capital, LLC, nor the individuals involved in this Valuation have any present or contemplated future ownership interest in the Company. CSC is acting as financial advisor to the Company in connection with the proposed Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. We have no responsibility or obligation to update this report for events or circumstances occurring subsequent to the date of this report.

Based on the foregoing and in consideration of all relevant factors, it is our Opinion, as of the date of this letter, that the Merger Consideration to be received by the shareholders of Coppermark Bancshares, Inc. pursuant to the Merger Agreement is fair, from a financial point of view. Our Opinion is necessarily based upon the business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address Coppermark Bancshares, Inc. shareholders’ underlying business decisions to enter into the sale.

CSC appreciates the opportunity to be of service to you in this matter.

Very truly yours,

Commerce Street Capital, LLC

By:
Dory Wiley CPA CFA CVA RIA
President & CEO

B-2

Appendix C

Provisions of the Oklahoma General Corporation Act Relating to Dissenters’ Rights

§18-1091.    Appraisal Rights.

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B.    1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1, or 1090.2 of this title.

2. a. No	appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2)	held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b.	In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1082, 1086, 1087, 1090.1, or 1090.2 of this title to accept for the stock anything except:

a.	shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b.	shares of stock of any other corporation, or depository receipt in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c.	cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d.	any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a.	each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b.	the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

THIRD AMENDED

CONTROL STOCKHOLDERS AGREEMENT

This Third Amended Control Stockholders Agreement (the “Agreement”) is made effective this 21st day of December, 2011, between Coppermark Bancshares, Inc.; Arvest Trust Company of Shawnee, Custodian of the Peter L. Boatright Custodial Individual Retirement Plan; Boatright Family, L.L.C.; Richard D. Bogert 1994 Revocable Trust; Dickey Family L.L.C.; The John Norman Foster Family Limited Partnership A; The Leonard M. Hansen, Sr. Family Limited Partnership A; Harris Family Management L.L.C.; Robert W. King Limited Partnership A; the Noel L. Kyle Living Trust dated April 29, 1992; Herman Meinders, Trustee of the 1996 Revocable Trust of Herman Meinders dated September 4, 1996; Robert H. Meinders; Shanco, L.L.C.; the Charles B. Singer 1995 Trust dated June 28, 1995; the Naomi L. Singer 1995 Trust dated June 28, 1995; the Swarts Family Investment Company, L.L.C.; and The Trust Company of Oklahoma, Custodian of the Russell E. Swarts IRA (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, it is the intent of the Parties that this Agreement amends, restates, updates, supersedes and replaces the Second Amended Control Stockholders Agreement dated October 18, 2000, and all prior agreements of the Parties with respect to the subject matter hereof.

In consideration of the mutual covenants and conditions herein set forth, the Parties agree, individually, one with the other as follows:

1.    Definitions:    The following definitions shall apply to this Agreement:

1.1    Control Stockholders:    Due to interim transfers, the current stockholders who now own Control Stock in Coppermark Bancshares, Inc., which was formerly known as Guaranty Bancshares, Inc., of Oklahoma City, Oklahoma (“Coppermark”), are as follows:

Stockholder	Number of Shares
Arvest Trust Company of Shawnee, Custodian of the Peter L. Boatright Custodial Individual Retirement Plan	2,680
Boatright Family, L.L.C.	24,430
Richard D. Bogert 1994 Revocable Trust	177,020
Dickey Family L.L.C.	622,970
The John Norman Foster Family Limited Partnership A	309,978
The Leonard M. Hansen, Sr. Family Limited Partnership A	120,421
Harris Family Management, L.L.C.	182,356
Robert W. King Limited Partnership A	245,752
Noel L. Kyle Living Trust dtd. April 29, 1992	31,640
Herman Meinders, Trustee of the 1996 Revocable Trust of Herman Meinders dtd. 9/4/96	311,006
Robert H. Meinders	157,707
Shanco, L.L.C.	192,421
Charles B. Singer 1995 Trust dtd 6/28/95	98,870
Naomi L. Singer 1995 Trust dtd 6/28/95	91,544
Swarts Family Investment Company, L.L.C.	656,635
The Trust Company of Oklahoma, Custodian of the Russell E. Swarts IRA	2,150

which Control Stock constitutes more than fifty percent (50%) of the outstanding capital stock of Coppermark.

1.2    Stock.    “Stock” shall mean the issued and outstanding common stock, $0.01 par value, of Coppermark.

1.3    Control Stock.    “Control Stock” shall mean those shares of Stock listed in paragraph 1.1 and any Additional Control Stock and Option Stock, as provided for in this agreement, which is acquired by a Control Stockholder, and which bears the legend set forth in paragraph 10.

1.4    Stockholders.    “Stockholders” shall mean the record owners of the Stock on the books of Coppermark at the time of any controlling event.

1.5    Control Stockholders.    “Control Stockholders” shall mean the record owner of the Control Stock on the books of Coppermark at the time of any controlling event.

1.6    Vote of Control Stockholders.    “Vote of Control Stockholders” shall have the meaning as set forth in paragraph 13.

1.7    Notice.    “Notice” shall have the meaning as set forth in paragraph 14.

2.    Intent of Parties.    The Parties recognize and agree that the purpose and intent of this Agreement is to enhance the value of the Stock by: 1) retaining a controlling interest of more than fifty percent (50%) of the voting stock under the ownership or control of the Control Stockholders or their assignees subject to the terms and conditions of this Agreement; 2) providing means of assuring that all of the Control Stockholders have the best interest of Coppermark paramount; and 3) providing a means by which the controlling interests can resolve issues among the Control Stockholders. This Agreement entirely amends, restates, updates, supersedes, and replaces all previous agreements relating to the subject matter hereof between the Control Stockholders, their predecessors, assignors and assignees, including but not limited to the Agreement dated January 18, 1972, the Restated Agreement dated December 31, 1986, the Second Restated Agreement dated July 1, 1993 and the Control Stockholders Agreement dated October 8, 1997, the First Amended Control Stockholders Agreement dated December 16, 1998, and the Second Amended Control Stockholders Agreement dated October 18, 2000. It is also the intent of the Parties to accept and ratify all prior transfers of the Control Stock to the current Control Stockholders pursuant to all prior agreements.

3.    Transfer of Control Stock.    In the event any Control Stock is to be transferred, voluntarily or involuntarily, written notice of the transfer shall be given to Coppermark and all Control Stockholders. The intended transferee shall be given a copy of the then most current version of this Agreement, a counterpart of which must be signed by such transferee. Any and all reissued Control Stock shall bear a legend substantially similar to paragraph 10. The reissued Control Stock shall at all times be subject to the terms of this Agreement.

4.    Offers for Entire Control Stock.

(a) In the event an offer is made to purchase all of the Control Stock of all of the Control Stockholders by a person or a group of persons none of who are Control Stockholders or an entity or entities not owned in whole or part or controlled by any Control Stockholder (the “Offer”), the Offer may be accepted on behalf of all of the Control Stockholders by a Vote of the Control Stockholders. All Control Stockholders as to the Control Stock shall be conclusively bound by the Vote of the Control Stockholders and, if approved, no Control Stockholder shall have any right to prevent the sale or transfer of their Control Stock pursuant to the Offer. All Control Stockholders hereby irrevocably appoint the corporate officers of Coppermark as their attorney-in-fact to execute all reasonable and necessary transfer documentation and to do all things necessary to consummate any Offer accepted pursuant to this paragraph.

(b) In the event an offer is made to purchase all of the Control Stock from the Control Stockholders by a person or a group of persons which includes directly or indirectly one of more Control Stockholders or an entity or entities owned in whole or part or controlled by one or more Control Stockholder(s), (the “Control Offer”), at a price in excess of the price established in paragraph 5 below, the Control Offer may be accepted on behalf of all of the Control Stockholders by a Vote of the Control Stockholders. If accepted by a Vote of the Control Stockholders, no Control Stockholder shall have a right to prevent the sale or transfer of the Control Stock pursuant to the Control Offer. All Control Stockholders irrevocably appoint the Corporate Officers of Coppermark as their attorney in fact to execute all reasonable and necessary transfer documentation and to do all things necessary to consummate any offer accepted pursuant to this paragraph.

(c) In the event an offer is made to purchase all of the Control Stock from the Control Stockholders by a person or a group of persons which includes directly or indirectly one of more Control Stockholders or an entity or entities owned in whole or part or controlled by one or more Control Stockholder(s) at a price less than the price established in paragraph 5 below, the Control Offer cannot be accepted on behalf of the Control Shareholders by a Vote of the Control Stockholders.

5.    Valuation of the Stock.    The value of the Stock as of 1st day of July, 2011 is Twenty Three Dollars ($23.00) per share. The value of the Stock shall be conclusively fixed by a Vote of the Control Stockholders at a properly Noticed meeting to be held before each January 1st and July 1st, of each ensuing year. The Control Stock value will be effective on January 1st and July 1st, respectively. The conclusive value so fixed will continue in effect until revalued by the Control Stockholders in accordance with this Agreement. In the event the Control Stockholders fail to fix a value of the Control Stock on any semi-annual valuation date, the value of the Control Stock on any date will be conclusively determined by adding to the value previously fixed, the cumulative amount of net accrued undistributed earnings per share, after deduction of any and all taxes applicable to such net accrued undistributed earnings per share, for the period which has elapsed since the date on which the conclusive value was last previously fixed pursuant to this Agreement. The Control Stock value will be adjusted to reflect any stock dividends and/or splits that may occur.

6.    Additional Stock Acquired.    All stock splits and stock dividends attributable to the Control Stock shall also be subject to all terms and conditions of this Agreement.

7.    Subscription of Additional Stock.    Should additional voting stock be issued by Coppermark, the Control Stockholders agree to each subscribe to their proportionate part of the additional voting stock attributable to the existing Control Stock available to the Control Stockholders (“Additional Control Stock”) with the express intent and purpose to retain intact, subject to the terms and conditions of this Agreement, more than fifty percent (50%) of the outstanding voting stock of Coppermark. If any Control Stockholder fails to subscribe to the requisite proportionate part of the Additional Control Stock by at least thirty (30) days prior to the end of the period allowed by Coppermark for such subscription and if such failure to subscribe would reduce the percentage of voting stock of Coppermark subject to the terms of this Agreement to fifty percent (50%) or less of the then outstanding voting stock of Coppermark, then the unsubscribed Additional Control Stock shall be treated as Option Stock and offered to the Control Stockholders pursuant to paragraph 9.

8.    Call Option.    Upon an affirmative vote of the Control Stockholders owning seventy percent (70%) or more of the shares of Control Stock subject to this Agreement at a meeting properly Noticed, all of the Control Stock of a Control Stockholder can be called at the value of the Control Stock as determined in paragraph 5 as of the date of the call. In such event, such Control Stockholder shall sell to the remaining Control Stockholders, and remaining Control Stockholders shall purchase from such Control Stockholder, the Control Stock of such Control Stockholder at a purchase price equal to the value of the Control Stock as determined in paragraph 5. The Control Stock to be purchased pursuant to this paragraph 8 shall be treated as Option Stock and shall be offered to the then remaining Control Stockholders as provided in paragraph 9.

9.    Purchase Procedure.    Upon Option Stock becoming available, each Control Stockholder shall receive written notice of the right to purchase a proportionate amount of the Option Stock within thirty (30) days from the mailing of the notice or such longer time as may be provided in the notice. Each Control Stockholder will have the right to purchase that portion of the Option Stock as its Control Stock holdings compare to the aggregate Control Stock holdings of all of the Control Stockholders; provided that, with respect to Option Stock available pursuant to a call under paragraph 8, each remaining Control Stockholder will have the right to purchase that portion of the Option Stock as its Control Stock holdings compare to the aggregate Control Stock holdings of all of the remaining Control Stockholders. In the event some Control Stockholders do not exercise their purchase option, then the remaining Option Stock will be offered to the other Control Stockholders in the same proportion as the Control Stock holdings of each electing Control Stockholder compare to the aggregate Control Stock holdings of all the electing Control Stockholders. This process will be repeated until either all of the Option Stock has been fully purchased or no electing Control Stockholder desires to purchase any further Option Stock. Any remaining Option Stock available pursuant to a call under paragraph 8 that is not purchased pursuant to the foregoing process shall be purchased by the remaining Control Stockholders in proportion to their ownership percentage of the outstanding Control Stock owned by the remaining Control Stockholders. All purchases pursuant to this paragraph 9 shall be closed within thirty (30) days from the day the last purchase option is exercised.

10.    Legend on Stock Certificates.    All certificates of Control Stock and all certificates for Additional Control Stock will contain a legend stamped or printed thereon substantially similar to the following:

“The shares represented by this certificate and the rights of the within named shareholder with respect thereto, are subject to the terms and provisions of a certain Agreement dated October 8, 1997 together with all subsequent amendments, modifications and restatements and any transfer, assignment or pledge of said shares shall be subject to the terms and provisions thereof.”

As stock certificates are surrendered for authorized transfer, the transfer agent may amend the legend on the reissued stock certificates to reflect the most recent Control Stockholder Agreement. This Third Amended Control Stockholder’s Agreement is intended to be a “subsequent” amendment to the October 8, 1997 Agreement as referred to in the existing legends.

11.    Control Stock Rights.    Except as may be expressly provided herein, a Control Stockholder shall exercise all of the rights and incidents of ownership of the Control Stock including but not limited to voting the Control Stock, receiving all stock dividends thereon and exercising and receiving all subscription rights as a result thereof. Any agreement to the contrary, except voting proxy, will be void.

12.    Future Actions.    The Parties recognize and acknowledge that not every contingency or circumstance which affect the rights of the Control Stockholders under this Agreement may be foreseen. Any issue which may be brought before the Control Stockholders for consideration, including, but not limited to, resolution of ambiguities, interpretations of the terms of this Agreement, the applicability of this Agreement to specific circumstances or administration of this Agreement shall in all instances be conclusively decided by Vote of the Control Stockholders after proper Notice of a meeting.

13.    Vote of the Control Stockholders.    Except as expressly provided otherwise in this Agreement, in each instance in this Agreement in which a determination or action by the Control Stockholders is appropriate, the determination or action shall be made by the vote of the Control Stockholders owning seventy percent (70%) or more of the shares of Control Stock subject to this Agreement (the “Vote of the Control Stockholders”). Each Control Stockholder is entitled to one vote for each share of Control Stock owned by such Control Stockholder and registered on the books of Coppermark as of the date of the vote. Control Stockholders may be entitled to vote by proxy appointed by an instrument in writing, subscribed by such Control Stockholder and witnessed by at least one disinterested person. The form of any proxy shall be in a form substantially similar to Exhibit A attached hereto. Prior to or during any meeting of Control Stockholders, as the case may be, any person voting a proxy may submit the proxy to the person(s) conducting the meeting, and upon acceptance of the form of the proxy by the Control Stockholders, the proxy shall be received as prima facie evidence of the number of shares represented by and the scope of the powers of the holder of such proxy. All Control Stockholders shall be conclusively bound by any determination or action taken at any properly noticed meeting even though such Control Stockholder was not present at the meeting(s).

14.    Notice.    Any notice required hereunder shall be in writing and personally delivered to the Control Stockholder, the Control Stockholder’s proxy or mailed, return receipt requested, to the current address set forth on the stock-records books of Coppermark (“Notice”). Notice of any meeting of the Control Stockholders shall be given no less than 10 days in advance and shall include the date, time, place and purpose of the meeting.

15.    Binding Effect.    This Agreement will remain in full force and effect and will be binding on all Parties hereto and any subsequent owner of Control Stock whether an express party to the Agreement together with their heirs, executors, administrators, trustees, successors and assigns until terminated by Vote of the Control Stockholders.

16.    Amendment.    This Agreement can only be amended by a Vote of the Control Stockholders and confirmed in writing.

17.    Good Faith.    The exercise of all rights and duties hereunder imposes on all Parties hereto an obligation of good faith.

18.    Construction.    As used herein, unless the context otherwise requires, words in the singular number include the plural, words in the plural number include the singular, and words in the masculine gender include the feminine and the neuter.

19.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma without giving effect to principles of conflicts of laws.

20.    Entire Agreement.    All Parties hereto represent and agree that there are no other agreements, whether written, oral or otherwise, existing between the Parties with reference to the Control Stock other than as set forth in this Agreement.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals where indicated, the day and year first above written.

COPPERMARK

COPPERMARK BANCSHARES, INC.

By:	/s/ Thomas L. Legan
THOMAS L. LEGAN, President

STOCKHOLDERS

ARVEST TRUST COMPANY OF SHAWNEE, CUSTODIAN OF THE PETER L. BOATRIGHT CUSTODIAL INDIVIDUAL RETIREMENT PLAN

By:	/s/ Curtis Cain
Name:	Curtis Cain
Title:	Vice President

BOATRIGHT FAMILY, L.L.C.

By:	/s/ Peter Boatright
PETER BOATRIGHT, Manager

By:	/s/ Frances Boatright

FRANCES BOATRIGHT, Manager

By:	/s/ Rex Boatright

REX BOATRIGHT, Manager

RICHARD D. BOGERT 1994 REVOCABLE TRUST

By:	/s/ Richard D. Bogert
RICHARD D. BOGERT, Trustee

DICKEY FAMILY, L.L.C.

By:	/s/ Steven M. Dickey
STEVEN M. DICKEY, Manager

THE JOHN NORMAN FOSTER FAMILY LIMITED PARTNERSHIP A

By: STERLING EQUITIES, L.L.C., General Partner

By:	/s/ John Edward Foster
JOHN EDWARD FOSTER, Manager

THE LEONARD M. HANSEN, SR. FAMILY LIMITED PARTNERSHIP A

By: LEONARD M. HANSEN, SR. FAMILY TRUST dated May 22, 1992, General Partner

By:	/s/ Leonard M. Hansen, Jr.
LEONARD M. HANSEN, JR., Trustee

By:	/s/ John M. Hansen
JOHN M. HANSEN, Trustee

HARRIS FAMILY MANAGEMENT, L.L.C.

By:	/s/ Margaret I. Lanning
MARGARET I. LANNING, Manager

ROBERT W. KING LIMITED PARTNERSHIP A

By: ROBERT W. KING REVOCABLE LIVING TRUST dated July 10, 1991

By:	/s/ Robert W. King
ROBERT W. KING, Trustee

NOEL L. KYLE LIVING TRUST dated APRIL 29, 1992

By:	/s/ Virginia Jo Kyle
VIRGINIA JO KYLE, Co-Trustee

By:	/s/ Jacqueline Faye Richards
JACQUELINE FAYE RICHARDS, Co-Trustee

1996 REVOCABLE TRUST OF HERMAN MEINDERS dated September 4, 1996

By:	/s/ Herman Meinders
HERMAN MEINDERS, Trustee

/s/ Robert H. Meinders
ROBERT H. MEINDERS

SHANCO, L.L.C.

By:	/s/ Thomas L. Legan
THOMAS L. LEGAN, Manager

By:	/s/ Sherrel A. Legan
SHERREL A. LEGAN, Manager

CHARLES B. SINGER 1995 TRUST dated June 28, 1995

By:	/s/ Naomi L. Singer
NAOMI L. SINGER, Trustee

NAOMI L. SINGER 1995 TRUST dated June 28, 1995

By:	/s/ Naomi L. Singer
NAOMI L. SINGER, Trustee

SWARTS FAMILY INVESTMENT COMPANY, L.L.C.

By:	/s/ Russell E. Swarts
RUSSELL E. SWARTS, Manager

By:	/s/ Suzanne Powell
SUZANNE POWELL, Manager

By:	/s/ Kay L. Worley
KAY L. WORLEY, Manager

THE TRUST COMPANY OF OKLAHOMA, CUSTODIAN OF THE RUSSELL E. SWARTS IRA

By:	/s/ Joe Womack
JOE WOMACK
Title:	SENIOR VICE PRESIDENT

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of December 10, 2012, by and among the Registrant and Coppermark Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

Exhibit(1)	Description

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Fenimore, Kay, Harrison & Ford, LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

23.5	Consent of BKD, LLP, independent public accounting firm of American State Financial Corporation

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2*	Forms of Proxy for Special Meeting for Shareholders of Coppermark Bancshares, Inc. and the Voting Meeting for shareholders of Coppermark Bancshares, Inc. subject to the shareholders’ agreement

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on February 14, 2013.

PROSPERITY BANCSHARES, INC. (Registrant)

By:	/s/ David Zalman
David Zalman Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 14, 2013

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	February 14, 2013

* James A. Bouligny	Director	February 14, 2013

* W. R. Collier	Director	February 14, 2013

* William H. Fagan, M.D.	Director	February 14, 2013

* Leah Henderson	Director	February 14, 2013

Signature	Title	Date
* Ned S. Holmes	Director	February 14, 2013

* Perry Mueller, Jr., D.D.S.	Director	February 14, 2013

* Harrison Stafford II	Director	February 14, 2013

* Robert H. Steelhammer	Director	February 14, 2013

* H. E. Timanus, Jr.	Director	February 14, 2013

* Ervan E. Zouzalik	Director	February 14, 2013

*	By David Zalman pursuant to the Power of Attorney executed by the directors listed above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ David Zalman
David Zalman
Attorney-in-fact

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of June 27, 2012, by and among the Registrant, Prosperity Bank and Coppermark Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Fenimore, Kay, Harrison & Ford, LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Fenimore, Kay, Harrison & Ford, LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

23.5	Consent of BKD, LLP, independent public accounting firm of American State Financial Corporation

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Commerce Street Capital, LLC

99.2*	Forms of Proxy for Special Meeting for Shareholders of Coppermark Bancshares, Inc. and the Voting Meeting for shareholders of Coppermark Bancshares, Inc. subject to the shareholders’ agreement

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.